Exhibit 10.1
EXECUTION COPY
$1,200,000,000
FOUR YEAR CREDIT AGREEMENT
dated as of March 11, 2011
among
STANLEY BLACK & DECKER, INC.,
as Initial Borrower
THE BLACK & DECKER CORPORATION,
as Subsidiary Guarantor
and
THE INITIAL LENDERS NAMED HEREIN,
as Initial Lenders
and
CITIBANK, N.A.,
as Administrative Agent
CITIGROUP GLOBAL MARKETS INC.,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and
J.P. MORGAN SECURITIES LLC,
as Lead Arrangers and Book Runners
BANK OF AMERICA, N.A.,
as Syndication Agent

(i)

SCHEDULE I	ADDRESSES, APPLICABLE LENDING OFFICES AND COMMITMENTS
SCHEDULE II	MANDATORY COST RATE
SCHEDULE III	DESIGNATED BORROWER JURISDICTIONS

EXHIBIT A-1	FORM OF RATE REQUEST
EXHIBIT A-2	FORM OF NOTICE OF BORROWING
EXHIBIT B	FORM OF NOTICE OF CONVERSION OR CONTINUATION
EXHIBIT C-1	FORM OF OPINION OF COUNSEL TO THE COMPANY
EXHIBIT C-2	FORM OF OPINION OF COUNSEL TO THE SUBSIDIARY GUARANTOR
EXHIBIT C-3	FORM OF OPINION OF SPECIAL NEW YORK COUNSEL TO THE ADMINISTRATIVE AGENT
EXHIBIT D	FORM OF ASSIGNMENT AND ACCEPTANCE
EXHIBIT E	FORM OF NOTE
EXHIBIT F	FORM OF DESIGNATION LETTER
EXHIBIT G	FORM OF TERMINATION LETTER

(ii)

FOUR YEAR CREDIT AGREEMENT
          This FOUR YEAR CREDIT AGREEMENT (as amended, supplemented or otherwise modified from time to time, the “Agreement”) is made as of March 11, 2011 between STANLEY BLACK & DECKER, INC., a Connecticut corporation (the “Company”), THE BLACK & DECKER CORPORATION, a Maryland corporation (the “Subsidiary Guarantor”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) listed on the signature pages hereof, and CITIBANK, N.A. (“Citibank”), as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders (as hereinafter defined).
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
          SECTION 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
          “Acquiring Person” means any person (other than the ESOP) who is or becomes the beneficial owner, directly or indirectly, of 10% or more of the Company’s outstanding common stock.
          “Additional Commitment Agreement” has the meaning provided in Section 2.01(C)(ii).
          “Additional Commitment Lender” has the meaning provided in Section 2.01(C)(ii).
          “Administrative Agent’s Account” means, with respect to any Currency, the account of the Administrative Agent maintained by the Administrative Agent for such Currency and most recently designated by it by notice to the Lenders and the Company.
          “Advance” means an advance by a Lender to a Borrower as part of a Borrowing and refers to a Base Rate Advance or a Eurocurrency Rate Advance, each of which shall be a “Type” of Advance. For the purposes of determining the unutilized amount of each Lender’s Commitment at any time, the amount of each Advance of such Lender that is outstanding in an Alternate Currency shall be deemed to be the Dollar Equivalent of the amount of such Advance.
          “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
          “Agent’s Group” has the meaning provided in Section 7.02(b).
          “Alternate Currencies” means Euros and Pounds Sterling.
          “Applicable Base Rate Margin” means, on any day, a rate per annum equal to the higher of (a) the Applicable Eurocurrency Margin for such day minus 1.00% and (b) 0.00%.

          “Applicable Commitment Fee Rate” means, on any date, a rate per annum equal to
          (i) 0.080% if on such date the Company’s outstanding Long-Term Indebtedness is rated A+ or higher by Standard & Poor’s, A1 or higher by Moody’s, or A+ or higher by Fitch,
          (ii) 0.100% if on such date clause (i) is inapplicable and the Company’s outstanding Long-Term Indebtedness is rated A or higher by Standard & Poor’s, A2 or higher by Moody’s, or A or higher by Fitch,
          (iii) 0.125% if on such date clauses (i) and (ii) are inapplicable and the Company’s outstanding Long-Term Indebtedness is rated A- or higher by Standard & Poor’s, A3 or higher by Moody’s, or A- or higher by Fitch,
          (iv) 0.175% if on such date clauses (i), (ii) and (iii) are inapplicable and the Company’s outstanding Long-Term Indebtedness is rated BBB+ or higher by Standard & Poor’s, Baa1 or higher by Moody’s, or BBB+ or higher by Fitch, and
          (v) 0.200% if on such date clauses (i), (ii), (iii) and (iv) are inapplicable (including if such Long-Term Indebtedness is no longer rated by any agency);
provided that if the respective levels of the Company’s outstanding Long-Term Indebtedness credit ratings differ, the “Applicable Commitment Fee Rate” will be determined based on, (a) if two of the ratings are at the same level and the other rating is higher or lower than those same ratings, the level corresponding to the two same ratings shall apply and (b) if each of the three ratings falls within different levels, then the level corresponding to the rating that is in between the highest and the lowest ratings shall apply.
          “Applicable Eurocurrency Margin” means, on any date for each Eurocurrency Rate Advance, the rate per annum equal to the Credit Default Swap Spread on the applicable Spread Determination Date; provided, that the Applicable Eurocurrency Margin shall in no event be less than a rate per annum equal to the Floor or greater than a rate per annum equal to the Cap.
          “Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurocurrency Lending Office in the case of a Eurocurrency Rate Advance.
          “Applicable Restructuring Charge” means, for any Restructuring Period falling in the Company’s fiscal year 2010, 2011, 2012, or 2013, amounts relating to one or more of the following: (i) restructuring charges, including, without limitation, the effect of reconstruction, recommissioning or reconfiguration of fixed assets for alternative uses, store closure, office closure, plant closure, facility consolidations, downsizing, shutdown costs (including future lease commitments and contract termination costs with respect thereto), curtailments or modifications to pension and post-retirement employee benefit plans, retention, severance, system establishment costs, and acquisition integration costs; (ii) change of control payments and transaction fees; (iii) performance-based bonus payments to Nolan Archibald; (iv) all expenses and charges related to any stock based compensation; (v) non-cash inventory step-up charges; and (vi) liabilities under Section 280G of the Internal Revenue Code and gross-ups related thereto; provided that the sum of the Applicable Restructuring Charges for all of the
Four Year Credit Agreement

Restructuring Periods in the Company’s fiscal years 2010, 2011, 2012, and 2013 will not exceed $1,200,000,000 in the aggregate, of which not more than $900,000,000 is cash.
          “Approved Electronic Communications” means each Communication that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including any financial statement, financial and other report, notice, request, certificate and other information material; provided, however, that, solely with respect to delivery of any such Communication by any Loan Party to the Administrative Agent and without limiting or otherwise affecting either the Administrative Agent’s right to effect delivery of such Communication by posting such Communication to the Approved Electronic Platform or the protections afforded hereby to the Administrative Agent in connection with any such posting, “Approved Electronic Communication” shall exclude (i) any notice of borrowing, letter of credit request, swing loan request, notice of conversion or continuation, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion or continuation of an existing, Borrowing, (ii) any notice pursuant to Section 2.07(a) and Section 2.07(b) and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article 3 or any other condition to any Borrowing or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement.
          “Approved Electronic Platform” has the meaning provided in Section 8.02(b).
          “Assignment and Acceptance” means an assignment and acceptance accepted by the Administrative Agent in substantially the form of Exhibit D hereto.
          “Attributable Debt” means, in respect of any lease transaction described in Section 5.02(c), as of the date of determination, the lesser of (i) the sale price of the property so leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such transaction and the denominator of which is the base term of such lease, and (ii) the total obligation (discounted to present value at the implicit interest factor, determined in accordance with generally accepted financial practice, included in the rental payments or, if such interest factor cannot readily be determined, at a rate of interest of 10% per annum, compounded semi-annually) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such transaction.
          “Base Rate” means a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the highest of:
     (a) the rate of interest announced publicly by the Reference Bank in New York, New York, from time to time, as its base rate;
     (b) 1/2 of one percent per annum above the Federal Funds Rate; and
     (c) the rate equal to the Eurocurrency Rate for a Dollar denominated Advance having an Interest Period of one month determined for each day that a Base Rate Loan is
Four Year Credit Agreement

outstanding (and in respect of any day that is not a London Banking Day, such rate as in effect on the immediately preceding London Banking Day) plus 1.00% per annum.
          “Base Rate Advance” means an Advance denominated in Dollars that bears interest as provided in Section 2.05(a).
          “Borrowers” means, collectively, the Company and each Designated Borrower.
          “Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by each of the Lenders to a Borrower pursuant to Section 2.01.
          “Business Day” means a day of the year (a) on which banks are not required or authorized to close in New York City, (b) if the applicable Business Day relates to any Eurocurrency Rate Advances, on which dealings in Dollars are carried on in the London interbank market, (c) if such day relates to a Borrowing of, or a payment or prepayment of principal of or interest on or an Interest Period for an Advance denominated in Pounds Sterling, or a notice with respect thereto, that is also a day on which commercial banks and foreign exchange markets settle payments in London, and (d) if such day relates to a Borrowing of, or a payment or prepayment of principal of or interest on or an Interest Period for an Advance denominated in Euros, or a notice with respect thereto, that is also a Target Operating Day.
          “Cap” means, on any date, a rate per annum equal to
          (i) 1.000% if on such date the Company’s outstanding Long-Term Indebtedness is rated A+ or higher by Standard & Poor’s, A1 or higher by Moody’s, or A+ or higher by Fitch,
          (ii) 1.125% if on such date clause (i) is inapplicable and the Company’s outstanding Long-Term Indebtedness is rated A or higher by Standard & Poor’s, A2 or higher by Moody’s, or A or higher by Fitch,
          (iii) 1.500% if on such date clauses (i) and (ii) are inapplicable and the Company’s outstanding Long-Term Indebtedness is rated A- or higher by Standard & Poor’s, A3 or higher by Moody’s, or A- or higher by Fitch,
          (iv) 1.750% if on such date clauses (i), (ii) and (iii) are inapplicable and the Company’s outstanding Long-Term Indebtedness is rated BBB+ or higher by Standard & Poor’s, Baa1 or higher by Moody’s, or BBB+ or higher by Fitch, and
          (v) 2.250% if on such date clauses (i), (ii), (iii) and (iv) are inapplicable (including if such Long-Term Indebtedness is no longer rated by any agency);
provided that if the respective levels of the Company’s outstanding Long-Term Indebtedness credit ratings differ, the “Cap” will be determined based on, (a) if two of the ratings are at the same level and the other rating is higher or lower than those same ratings, the level corresponding to the two same ratings shall apply and (b) if each of the three ratings falls within different levels, then the level corresponding to the rating that is in between the highest and the lowest ratings shall apply.
Four Year Credit Agreement

          “Capital Lease” means any lease of property, real or personal, the obligations under which are capitalized on the consolidated balance sheet of the Company and its Subsidiaries.
          “Change of Control” means, with respect to the Company, the occurrence of any event, act or condition which results in either (i) any Person other than the ESOP becoming the beneficial owner, directly or indirectly, of 30% or more of the outstanding common stock of the Company or (ii) individuals who constitute the Continuing Directors ceasing for any reason to constitute at least the majority of the Board of Directors of the Company.
          “Citibank” has the meaning specified in the first paragraph of this Agreement.
          “Commitment” means, with respect to any Lender, the amount specified opposite such Lender’s name on Schedule I hereto or, if such Lender has entered into any Assignment and Acceptance or Additional Commitment Agreement, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.07(d), as such amount may be increased or reduced pursuant to Sections 2.01(b), 2.01(c) and 2.01(d). The aggregate amount of the Commitments on the date hereof is $1,200,000,000.
          “Communications” means each notice, demand, communication, information, document and other material provided for hereunder or under any other Loan Document or otherwise transmitted between the parties hereto relating to this Agreement, the other Loan Documents, any Loan Party or its Affiliates, or the transactions contemplated by this Agreement or the other Loan Documents including, without limitation, all Approved Electronic Communications.
          “Consolidated Net Worth” means the excess over current liabilities of all assets properly appearing on a consolidated balance sheet of the Company and its Subsidiaries after deducting the minority interests of others in Subsidiaries.
          “Consolidated Subsidiary” means at any date any Subsidiary or other entity the financial statements of which would, under GAAP, be consolidated with those of the Company in its consolidated financial statements as of such date.
          “Contingent Obligation” as to any Person means any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is
Four Year Credit Agreement

made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
          “Continuing Director” means any member of the Board of Directors of the Company who is not affiliated with an Acquiring Person and who is a member of the Board of Directors of the Company immediately prior to the time that the Acquiring Person became an Acquiring Person and any successor to a Continuing Director who is not affiliated with the Acquiring Person and is recommended to succeed a Continuing Director by a majority of Continuing Directors who are then members of the Board of Directors of the Company.
          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
          “Credit Default Rate Spread” means the lower of (a) the credit default swap mid-rate spread of the Company interpolated from the applicable Spread Determination Date to the latest Extended Termination Date (or, if the period from such Spread Determination Date to the latest Extended Termination Date is less than one year, then the one-year credit default swap mid-rate spread of the Company), and (b) the credit default swap mid-rate spread of the Company that is five (5) years from the applicable Spread Determination Date (“5 Year CDS”), if any; in each case established on the most recent Spread Determination Date and based on the credit default swap mid-rate spreads specified by Markit Group Ltd., determined on the Spread Determination Date. For the avoidance of doubt, in the event there is no 5 Year CDS, then the “Credit Default Rate Spread” shall be as determined in clause (a) above.
          If at any time the Credit Default Rate Spread cannot be determined or is otherwise unavailable, the Company and the Required Lenders shall negotiate in good faith (for a period of up to thirty days after the Credit Default Rate Spread first becomes unavailable (such thirty-day period, the “Negotiation Period”)) to agree on an alternative method for establishing the Credit Default Rate Spread. The Credit Default Rate Spread at any date of determination thereof which falls during the Negotiation Period shall be based upon the then most recently available quote provided by Markit Group Limited (or any successor thereto) of the Credit Default Swap Spread. If no such alternative method is agreed upon during the Negotiation Period, the Credit Default Rate Spread at any date of determination subsequent to the end of the Negotiation Period shall be a rate per annum equal to the applicable Cap.
          “Currency” means either Dollars or an Alternate Currency.
          “Current Termination Date” has the meaning provided in Section 2.01(d)(i).
          “Declining Lender” has the meaning provided in Section 2.01(d)(ii).
          “Default” means an event which would constitute an Event of Default but for the giving of notice, the lapse of time or both.
          “Defaulting Lender” means at any time, subject to Section 2.13(c), (i) any Lender that has failed for two or more Business Days to comply with its obligations under this Agreement to make an Advance, unless such Lender has notified the Administrative Agent and
Four Year Credit Agreement

the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing), (ii) any Lender that has notified the Administrative Agent or the Company in writing, or has stated publicly, that it does not intend to comply with its funding obligations hereunder, (iii) any Lender that has defaulted on its funding obligations under other loan agreements or credit agreements generally or that has notified, or whose Parent Company has notified, the Administrative Agent or the Company in writing, or has stated publicly, that it does not intend to comply with its funding obligations under loan agreements or credit agreements generally, (iv) any Lender that has, for three or more Business Days after written request of the Administrative Agent or the Company, failed to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iv) upon the Administrative Agent’s and the Company’s receipt of such written confirmation), or (v) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any of clauses (i) through (v) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to Section 2.13(c)) upon notification of such determination by the Administrative Agent to the Company and the Lenders.
          “Designated Borrowers” means any Subsidiary of the Company as to which a Designation Letter has been delivered to the Administrative Agent in accordance with and together with the other documents required by Section 2.14, and no Termination Letter has been delivered to the Administrative Agent thereunder.
          “Designation Letter” has the meaning provided in Section 2.l4.
          “Dollar Equivalent” means, with respect to any amount denominated in an Alternate Currency on any date, the amount of Dollars that would be required to purchase such amount of such Alternate Currency at or about 11:00 A.M. (Local Time) on such date, for delivery two Business Days later, as determined by the Administrative Agent on the basis of the spot selling rate for the offering of such Alternate Currency for Dollars in the London foreign exchange market, determinations thereof made in good faith by the Administrative Agent to be conclusive and binding on the parties in the absence of manifest error.
          “Dollars” and “$” mean lawful money of the United States of America.
          “Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance or the Additional Commitment Agreement pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify in writing to the Company and the Administrative Agent.
          “EBITDA” means, for any period, the sum (without duplication) for the Company and its Consolidated Subsidiaries on a consolidated basis of the following: (a) net income for such period plus (b) to the extent deducted in determining net income for such period, the sum of (i) depreciation and amortization for such period, (ii) Interest Expense for such period and (iii) taxes for such period. Notwithstanding the foregoing, (1) in calculating EBITDA for any period
Four Year Credit Agreement

that includes one or more Restructuring Periods, EBITDA shall be increased by an amount equal to the Applicable Restructuring Charges for any such Restructuring Periods, (2) in calculating EBITDA for any period, any impairment charges or asset write-offs, in each case pursuant to Financial Accounting Standards Board’s Staff Position Accounting Principles Board Opinion No. 144 (“Accounting for the Impairment or Disposal of Long-Lived Assets (Issued 8/01)”), shall be excluded, (3) in calculating EBITDA for any period, non-cash charges arising from purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and its Subsidiaries) in component amounts required or permitted by GAAP, resulting from the write-up of assets or application of purchase accounting in relation to any consummated acquisition or the amortization, depreciation, or write-off of any amounts thereof, net of taxes, shall be excluded, and (4) in calculating EBITDA for any period, charges associated with stock-based compensation shall be excluded. For the purpose of calculating EBITDA for any period following the acquisition of The Black & Decker Corporation, EBITDA for such period shall be calculated after giving pro forma effect to such acquisition as if such acquisition occurred on the first day of such period.
          “Effective Date” has the meaning provided in Section 3.01.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successors thereto, and the regulations promulgated and the rulings found thereunder.
          “ERISA Controlled Group” means a group consisting of any ERISA Person and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control with such Person that, together with such Person, are treated as a single employer under regulations promulgated under ERISA.
          “ERISA Person” has the meaning provided in Section 3(9) of ERISA for the term “person.”
          “ERISA Plan” means (i) any Plan that (x) is not a Multiemployer Plan and (y) has Unfunded Benefit Liabilities in excess of $20,000,000 and (ii) any Plan that is a Multiemployer Plan.
          “ESOP” means Stanley Account Value Plan or any successor plan.
          “Euro” has the meaning provided in Section 2.15.
          “Eurocurrency Liabilities” has the meaning provided in Regulation D (or any successor regulation) of the Federal Reserve Board, as in effect from time to time.
          “Eurocurrency Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurocurrency Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance or the Additional Commitment Agreement pursuant to which it became a Lender (or, if no such office of such Lender is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify in writing to the Company and the Administrative Agent.
          “Eurocurrency Rate” means, for any Interest Period:
Four Year Credit Agreement

          (a) for each Eurocurrency Rate Advance denominated in Dollars comprising part of the same Borrowing, an interest rate per annum equal to the offered rate for deposits in such Currency as quoted on the relevant Screen Page at 11:00 A.M. (London time) two London Banking Days before the first day of such Interest Period in an amount substantially equal to the Reference Bank’s Eurocurrency Rate Advance comprising part of such Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period;
          (b) for each Eurocurrency Rate Advance denominated in Pounds Sterling comprising part of the same Borrowing, (i) an interest rate per annum equal to the offered rate for deposits in such Currency as quoted on the relevant Screen Page at 11:00 A.M. (London time) on the first day of such Interest Period, for a period equal to such Interest Period plus (ii) the MCR Cost, if any; or
          (c) for each Eurocurrency Rate Advance denominated in Euros comprising part of the same Borrowing, (i) an interest rate per annum equal to the offered rate for deposits in such Currency as quoted on the relevant Screen Page at 11:00 A.M. (Brussels time) two TARGET Days before the first day of such Interest Period, for a period equal to such Interest Period plus (ii) the MCR Cost, if any.
          “Eurocurrency Rate Advance” means an Advance that bears interest as provided in Section 2.05(b).
          “Eurocurrency Rate Reserve Percentage” for any Lender for any Eurocurrency Rate Advances owing to such Lender means the reserve percentage applicable two Business Days before the first day of the applicable Interest Period under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to the applicable Interest Period.
          “Events of Default” has the meaning provided in Section 6.01.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended form time to time, and the rules and regulations promulgated thereunder from time to time in effect.
          “Excluded Representation” means the representation and warranty set forth in Section 4.01(g).
          “Existing Credit Agreements” means (a) the Amended and Restated Credit Agreement dated as of February 27, 2008, as amended, among the Company, the lenders parties thereto and Citibank, N.A., as administrative agent, and (b) the 364-Day Credit Agreement dated as of March 12, 2010 among the Company, the Subsidiary Guarantor, the lenders parties thereto and Citibank, N.A., as administrative agent.
          “Extended Termination Date” has the meaning provided in Section 2.01(d)(i).
          “Federal Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, or any successor thereto.
Four Year Credit Agreement

          “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve Board arranged by Federal fund brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Reference Bank from three Federal funds brokers of recognized standing selected by the Reference Bank.
          “Federal Reserve Board” means the Board of Governors of the Federal Reserve System as constituted from time to time.
     “Fitch” means Fitch Ratings Ltd. and any successor or successors thereto.
          “Floor” means, on any date, a rate per annum equal to
          (i) 0.250% if on such date the Company’s outstanding Long-Term Indebtedness is rated A+ or higher by Standard & Poor’s, A1 or higher by Moody’s, or A+ or higher by Fitch,
          (ii) 0.375% if on such date clause (i) is inapplicable and the Company’s outstanding Long-Term Indebtedness is rated A or higher by Standard & Poor’s, A2 or higher by Moody’s, or A or higher by Fitch,
          (iii) 0.500% if on such date clauses (i) and (ii) are inapplicable and the Company’s outstanding Long-Term Indebtedness is rated A- or higher by Standard & Poor’s, A3 or higher by Moody’s, or A- or higher by Fitch,
          (iv) 0.750% if on such date clauses (i), (ii) and (iii) are inapplicable and the Company’s outstanding Long-Term Indebtedness is rated BBB+ or higher by Standard & Poor’s, Baa1 or higher by Moody’s, or BBB+ or higher by Fitch, and
          (v) 1.000% if on such date clauses (i), (ii), (iii) and (iv) are inapplicable (including if such Long-Term Indebtedness is no longer rated by any agency);
provided that if the respective levels of the Company’s outstanding Long-Term Indebtedness credit ratings differ, the “Floor” will be determined based on, (a) if two of the ratings are at the same level and the other rating is higher or lower than those same ratings, the level corresponding to the two same ratings shall apply and (b) if each of the three ratings falls within different levels, then the level corresponding to the rating that is in between the highest and the lowest ratings shall apply.
          “Foreign Currency Equivalent” means, with respect to any amount in Dollars, the amount of an Alternate Currency that could be purchased with such amount of Dollars using the reciprocal of the foreign exchange rate specified in the definition of “Dollar Equivalent”, as determined by the Administrative Agent, such determinations to be conclusive and binding on the parties in the absence of manifest error.
          “Foreign Currency Sublimit” means the aggregate principal amount of Advances denominated in Alternate Currencies permitted to be outstanding at any one time, as such
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amount may be increased pursuant to Section 2.01(c). The Foreign Currency Sublimit on the date hereof is $400,000,000.
          “GAAP” means United States generally accepted accounting principles as in effect from time to time.
          “Guarantors” means, collectively, the Company and the Subsidiary Guarantor.
          “Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.
          “Indebtedness” of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business of such Person), (ii) all indebtedness of such Person evidenced by a note, bond, debenture or similar instrument, (iii) the principal component of all Capital Lease obligations of such Person, (iv) the face amount of all letters of credit issued for the account of such Person and, without duplication, all unreimbursed amounts drawn thereunder, (v) all indebtedness of any other Person secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed, (vi) all Contingent Obligations of such Person, and (vii) all indebtedness of such Person in respect of Hedge Agreements.
          “Information” has the meaning provided in Section 8.02(d).
          “Information Memorandum” means the document in the form approved by the Company concerning the Loan Parties and their Subsidiaries which, at the Company’s request and on its behalf, was prepared in relation to this transaction and distributed by the Lead Arrangers to selected financial institutions before the date of this Agreement.
          “Initial Lenders” has the meaning provided in the first paragraph of this Agreement.
          “Interest Coverage Ratio” means, for any period of four consecutive fiscal quarters, the ratio of (a) EBITDA for such period to (b) Interest Expense for such period.
          “Interest Expense” means, for any period, the sum (determined without duplication) of the aggregate amount of interest reported in respect of such period on the Indebtedness of the Company and its Consolidated Subsidiaries on a consolidated basis, including, without limitation, the interest portion of payments under Capital Lease obligations and any capitalized interest but excluding imputed (non-cash) interest expense in respect of convertible bonds issued by the Company or any of its Consolidated Subsidiaries as calculated in accordance with the Financial Accounting Standards Board’s Staff Position Accounting Principles Board Opinion No. 14-1 (“Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion (Including Partial Cash Settlement)”), minus (i) interest income of the Company and its Consolidated Subsidiaries on a consolidated basis reported in respect of such period, (ii) interest on deferred compensation reported in respect of such period, and (iii) any income/expense in respect of such period associated with spot-to-forward differences or points on foreign currency trades that are included in interest income/expense as a result of Statement of Financial Accounting Standards No. 133, as amended and interpreted. For the
Four Year Credit Agreement

purpose of calculating Interest Expense for any period following the acquisition of The Black & Decker Corporation, Interest Expense for such period shall be calculated after giving pro forma effect to such acquisition as if such acquisition occurred on the first day of such period.
          “Interest Period” means, for each Eurocurrency Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Advance or the date of the continuation of such Eurocurrency Rate Advance or the date of the conversion of any Base Rate Advance into such Eurocurrency Rate Advance and ending on the last day of the period selected by a Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months as a Borrower may select in the Notice of Borrowing or Notice of Conversion or Continuation for such Advance, as the case may be; provided that:
     (i) a Borrower may not select any Interest Period which ends after the latest Extended Termination Date;
     (ii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;
     (iii) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iv) below, end on the last Business Day of a calendar month;
     (iv) any Interest Period which would otherwise end after the latest Extended Termination Date shall end on such Extended Termination Date;
     (v) if, upon the expiration of any Interest Period with respect to a Borrowing, a Borrower has failed to elect a new Interest Period to be applicable to such Advances as provided above, such Borrower (x) if such Borrower is the Company, shall be deemed to have elected to convert such Advances into a Base Rate Advance effective as of the expiration date of such current Interest Period and (y) if such Borrower is a Designated Subsidiary, shall be deemed to have elected a new Interest Period of 1 month to be applicable to such Advances; and
     (vi) Interest Periods commencing on the same date for Eurocurrency Rate Advances comprising part of the same Borrowing shall be of the same duration.
          “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.
          “Lender Appointment Period” has the meaning provided in Section 7.07.
          “Lender Insolvency Event” means that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency,
Four Year Credit Agreement

reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.
          “Lenders” means the Initial Lenders and each Person that shall become a party hereto pursuant to Section 2.01(c), 2.01(d) or 8.07.
          “Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preferential payment arrangement, priority or other security agreement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same effect as any of the foregoing and the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any jurisdiction, domestic or foreign.
          “Loan Documents” means, collectively, this Agreement, the Notes, each Designation Letter and each Termination Letter.
          “Loan Parties” means, collectively, the Borrowers and the Guarantors.
          “Local Time” means (a) with respect to any Advance denominated or any payment to be made in Dollars, New York City time, and (b) with respect to any Advance denominated or any payment to be made in an Alternate Currency, the local time in the Principal Financial Center for such Alternate Currency.
          “London Banking Day” means any day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in London.
          “Long-Term Indebtedness” means the long-term Senior Unsecured Indebtedness of the Company.
          “Margin Stock” has the meaning provided in Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.
          “Material Adverse Effect” means a material adverse effect on the business, financial condition or results of operations of the Company and its Consolidated Subsidiaries taken as a whole.
          “MCR Cost” means, the percentage rate per annum calculated by the Administrative Agent in accordance with Schedule II.
          “Moody’s” means Moody’s Investors Service, Inc. and any successor or successors thereto.
          “Multiemployer Plan” means a Plan which is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.
          “Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.
Four Year Credit Agreement

          “Note” has the meaning provided in Section 2.11.
          “Notice of Borrowing” has the meaning provided in Section 2.02(b).
          “Notice of Conversion or Continuation” has the meaning provided in Section 2.04(b).
          “Other Taxes” has the meaning provided in Section 2.10(b).
          “Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.
          “PBGC” means the Pension Benefit Guaranty Corporation established under ERISA, or any successor thereto.
          “Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.
          “Plan” means any employee benefit plan covered by Title IV of ERISA, the funding requirements of which:
     (i) were the responsibility of the Company or a member of its ERISA Controlled Group at any time within the five years immediately preceding the date hereof,
     (ii) are currently the responsibility of the Company or a member of its ERISA Controlled Group, or
     (iii) hereafter become the responsibility of the Company or a member of its ERISA Controlled Group, including any such plans as may have been, or may hereafter be, terminated for whatever reason.
          “Pounds Sterling” means the lawful currency of the United Kingdom.
          “Principal Financial Center” means, in the case of any Currency, the principal financial center in the country of issue of such Currency, as reasonably determined by the Administrative Agent.
          “Principal Property” means all real property and tangible personal property constituting a manufacturing plant owned by the Company or any of its Subsidiaries, exclusive of (i) motor vehicles, mobile materials handling equipment and other rolling stock, (ii) office furnishings and equipment, information and electronic data processing equipment, (iii) any property financed through obligations issued by a state, territory or possession of the United States, or any political subdivision or instrumentality of the foregoing, on which the interest cannot, in the opinion of tax counsel of recognized standing or in accordance with a ruling issued by the Internal Revenue Service, be included in gross income of the holder under Section 103(a)(1) of the Internal Revenue Code (or any successor to such provision) as in effect at the time of the issuance of such obligations, (iv) any real property held for development or sale, or (v) any property and equipment included therein without deduction of any depreciation reserves
Four Year Credit Agreement

the book value of which property and equipment in the aggregate is less than 10% of Consolidated Net Worth or which the Board of Directors of the Company determines is not material to the operation of the business of the Company and its Subsidiaries taken as a whole.
          “Principal Subsidiary” means any Subsidiary of the Company which has net sales which represent 15% or more of the consolidated net sales of the Company and its Consolidated Subsidiaries taken as a whole.
          “Process Agent” has the meaning provided in Section 8.13(b).
          “Pro Rata Share” means, with respect to any Lender, the percentage corresponding to the fraction the numerator of which shall be the amount of the Commitment of such Lender and the denominator of which shall be the aggregate amount of the Commitments of all Lenders.
          “Rate Notification” has the meaning provided in Section 2.02(a).
          “Rate Request” has the meaning provided in Section 2.02(a).
          “Reference Bank” means Citibank or, if Citibank is no longer the Administrative Agent, such Person (which shall be a Lender or the Administrative Agent) as shall be designated by the Company with the consent of the Required Lenders, which consent shall not be unreasonably withheld.
          “Register” has the meaning provided in Section 8.07(d).
          “Related Parties” means, with respect to any Person, such Person’s Affiliates and such Person’s and such Person’s Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, fund managers and advisors.
          “Relevant Anniversary” has the meaning provided in Section 2.01(d)(i).
          “Reportable Event” has the meaning provided in Section 4043(b) of ERISA (other than a Reportable Event as to which the provision of 30 days notice to the PBGC is waived under applicable regulations).
          “Required Lenders” means at any time Lenders representing in the aggregate at least 51% of the Commitments or, if the Commitments shall have terminated, Lenders representing in the aggregate at least 51% of the sum of the Advances owing to Lenders hereunder (computed, in the case of Advances in an Alternate Currency, as the Dollar Equivalent thereof as determined by the Administrative Agent), provided that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time the Commitments of such Lender at such time.
          “Restricting Information” has the meaning provided in Section 8.02(d).
          “Restructuring Period” means each fiscal quarter of the Company during fiscal years 2010, 2011, 2012, and 2013.
Four Year Credit Agreement

          “Screen Page” means the display designated as Reuters LIBOR01 Page or EURIBOR01 Page, as the case may be (or such other page as may replace that page for the purpose of displaying London interbank offered rates or the Euro interbank offered rates of major banks). If more than one relevant rate appears on said LIBOR01 Page or EURIBOR01 Page with respect to an Interest Period, the Eurocurrency Rate for that Interest Period will be based upon the arithmetic mean of such relevant rates.
          “SEC Filings” means the Company’s Exchange Act disclosures documents filed with the Securities and Exchange Commission on Forms 8K, 10K or 10Q (or their equivalents).
          “Senior Unsecured Indebtedness” means Indebtedness that is not subordinated to any other Indebtedness and is not secured or supported by a guarantee, letter of credit or other form of credit enhancement.
          “Spread Determination Date” means the Business Day that is two Business Days prior to the day of delivery of the request to make, convert or continue, as applicable, each Advance (and if such Advance is a Eurocurrency Rate Advance with an Interest Period longer than three months, the Credit Default Rate Spread shall be reset to the Credit Default Rate Spread as reported on the Business Day that is two Business Days prior to the day that is three months after the later of (i) the day on which such Eurocurrency Rate Advance was made, converted or continued and (ii) the last day on which the Credit Default Rate Spread was reset).
          “Standard & Poor’s” means Standard & Poor’s Ratings Services and any successor or successors thereto.
          “Subsidiary” of any Person means (i) any corporation 50% or more of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, association, joint venture, limited liability company or other entity in which such Person, directly or indirectly through Subsidiaries, is either a general partner or has a 50% or more equity interest at the time.
          “TARGET” means Trans–European Automated Real–time Gross Settlement Express Transfer payment system.
          “TARGET Day” means any day on which TARGET is open for the settlement of payments in Euros.
          “Target Operating Day” has the meaning provided in Section 2.15.
          “Taxes” has the meaning provided in Section 2.10(a).
          “Termination Date” means the earlier of (a) March 11, 2015 (as the same may be extended pursuant to Section 2.01(d)) or (b) the date of termination in whole of the Commitments pursuant to Section 2.01(b) or Section 6.01; provided, however, that the Termination Date of any Lender that is a Declining Lender to any requested extension pursuant to Section 2.01(d) shall be the Current Termination Date in effect immediately prior to the Relevant Anniversary for all purposes of this Agreement.
Four Year Credit Agreement

          “Termination Event” means (i) a Reportable Event, or (ii) the initiation of any action by the Company, any member of the Company’s ERISA Controlled Group or any ERISA Plan fiduciary to terminate an ERISA Plan or the treatment of an amendment to an ERISA Plan as a termination under ERISA, or (iii) the institution of proceedings by the PBGC under Section 4042 of ERISA to terminate an ERISA Plan or to appoint a trustee to administer any ERISA Plan.
          “Termination Letter” has the meaning provided in Section 2.14.
          “Type” has the meaning provided in the definition of Advance.
          “Unfunded Benefit Liabilities” means with respect to any Plan at any time, the amount (if any) by which (i) the present value of all benefit liabilities under such Plan as defined in Section 4001(a)(16) of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan (on the basis of assumptions prescribed by the PBGC for the purpose of Section 4044 of ERISA).
          SECTION 1.02 Computation of Time Periods; Terms Generally. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.
          SECTION 1.03 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.
ARTICLE II
AMOUNTS AND TERMS OF THE ADVANCES
          SECTION 2.01 The Commitment. (a) The Advances. (i) Each Lender agrees, on the terms and conditions hereinafter set forth to make Advances to the Company and any Designated Borrower in Dollars or an Alternate Currency from time to time on any Business Day during the period from the Effective Date until the latest Extended Termination Date applicable to such Lender in an aggregate amount not to exceed at any time outstanding such Lender’s Commitment; provided that (A) at no time shall the aggregate outstanding principal amount of all Advances exceed the total amount of the Commitments at such time; and (B) at no time shall the Dollar Equivalent of the aggregate outstanding principal amount of all Advances denominated in an Alternate Currency to the Borrowers exceed the Foreign Currency Sublimit.
     (ii) Within the limits of each Lender’s Commitment and subject to the limitation set forth in Section 2.07(c), each Borrower may borrow, repay, prepay (as provided in Section 2.07) and reborrow such amount or any portion thereof.
     (iii) Each Borrowing shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof (or, in the case of a Borrowing denominated in an Alternate Currency, the Foreign Currency Equivalent thereof in such Alternate Currency, rounded to the nearest 1,000,000 units of such Alternate Currency)
Four Year Credit Agreement

or, if less, the aggregate amount of the unused Commitments and shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments.
     (b) Termination and Reduction. The Company shall have the right, upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole or reduce each Lender’s Pro Rata Share of the unused Commitments. Each partial reduction of the Commitments shall be in the aggregate amount of at least $10,000,000 or a larger whole multiple of $1,000,000.
     (c) Increase.
     (i) The Company may, at any time but in any event not more than twice during any calendar year, make a written request (an “Increase Request”) to the Administrative Agent (who shall forward a copy to each Lender) that the Commitments be increased, in the amount of $10,000,000 or an integral multiple thereof, provided that after giving effect to any such increase, the aggregate amount of the Commitments shall not exceed $1,500,000,000 and the Foreign Currency Sublimit shall not exceed $500,000,000. Such Increase Request shall include a certification by a senior officer of the Company that (x) no Default or Event of Default has occurred and is continuing on and as of the date of such Increase Request and (y) the representations and warranties contained in Section 4.01 are correct in all material respects on and as of the Increase Date (as defined below), before and immediately after giving effect to such increase, as though made on and as of such Increase Date. Any such increase in Commitments shall be effective as of a date (the “Increase Date”) specified in the related Increase Request that is (i) prior to the latest Extended Termination Date and (ii) at least 10 days after the date of such Increase Request. Each Increase Request shall specify the date by which Lenders who wish to increase their Commitments must consent to such increase (the “Commitment Date”), which date shall be no later than five Business Days prior to the related Increase Date. Each Lender that is willing to increase its Commitment (each an “Increasing Lender”), shall notify the Administrative Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Commitment, which amount shall not exceed the respective amount specified in the relevant Increase Request. No Lender shall be obligated to increase its Commitment pursuant to this Section 2.01(c) and any such increase shall be in the sole discretion of each Lender. If the Lenders notify the Administrative Agent that they are willing to increase the amount of their respective Commitments by an aggregate amount that exceeds the amount of the requested increase, the requested increase shall be allocated among the Lenders willing to participate therein ratably in accordance with the amount by which they offered to increase their respective Commitments on the Commitment Date.
     (ii) Not later than two (2) days following each Commitment Date, the Administrative Agent shall notify the Company as to the amount, if any, by which the Lenders are willing to participate in the requested increase. If the aggregate amount by which the Lenders are willing to increase their Commitments on any such Commitment Date is less than the requested amount, then the Commitments of those Lenders that are willing to increase their Commitments shall be increased as provided in subsection (iii) below and any one or more Persons eligible to participate as an assignee pursuant to Section 8.07 (which may include any Lender with the consent of such Lender) (each such
Four Year Credit Agreement

Person, and any Person that agrees to become a Lender in accordance with Section 2.01(d), an “Additional Commitment Lender”) that agrees to provide Commitments for the shortfall may become party to this Agreement by executing and delivering, together with the Company, an agreement in form and substance satisfactory to the Company and the Administrative Agent (an “Additional Commitment Agreement”) pursuant to which such Additional Commitment Lender shall undertake a Commitment (if any such Additional Commitment Lender is a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder), and such Additional Commitment Lender shall become a “Lender” for all purposes of this Agreement and, to the extent provided therein, shall have the rights and obligations of a Lender hereunder; provided that each such Person or Persons shall provide a Commitment in an amount of at least $5,000,000.
     (iii) On each Increase Date, each Person that accepts an offer to participate in a requested Commitment increase in accordance with Section 2.01(c) shall become a Lender party to this Agreement as of such Increase Date and the Commitment of each Increasing Lender shall be increased as of such Increase Date by the amount set forth in its notice delivered to the Administrative Agent in accordance with Section 2.01(c)(i) (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.01(c)(i)), and if on the Increase Date any Advances are outstanding, the Borrowers shall borrow Advances from the Additional Commitment Lenders, and/or prepay the outstanding Advances, in such amounts and in such Currency or Currencies as are required to cause the outstanding Advances to be held ratably by all Lenders.
     (d) Extension of Commitments.
     (i) The Company shall have the right, upon no earlier than 60 days but no later than 45 days’ notice to the Administrative Agent (which shall promptly forward such notice to the Lenders) prior to each of the first two anniversaries of the Effective Date (each, a “Relevant Anniversary”), to request that the Termination Date then in effect (the “Current Termination Date”) be extended to the date one year after such Current Termination Date (such extended date, an “Extended Termination Date”).
     (ii) Each Lender acting in its sole and individual discretion will use its reasonable efforts to notify the Administrative Agent at least 20 days before the Relevant Anniversary whether it agrees to participate in such extension. Any Lender that does not so notify the Administrative Agent that it agrees to such extension at least 20 days before the Relevant Anniversary (each, a “Declining Lender”) shall continue to be a Lender with a Commitment until the earlier of the Current Termination Date or until such Lender is replaced pursuant to clause (iii) of this subsection (d) (but shall not have any Commitment during any extended period to which it has not agreed).
     (iii) The Company shall have the right to replace, effective as of the Relevant Anniversary or the Current Termination Date, each Declining Lender with, and add as “Lenders” under this Agreement, one or more Additional Commitment Lenders with the approval of the Administrative Agent (not to be unreasonably withheld), each of which Additional Commitment Lenders shall have entered into an Additional Commitment Agreement pursuant to which such Additional Commitment Lender shall undertake a Commitment (if any such Additional Commitment Lender is a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder), and such Additional
Four Year Credit Agreement

Commitment Lender shall become a “Lender” for all purposes of this Agreement on the Relevant Anniversary or the Current Termination Date, as the case may be.
     (iv) If and only if the total of the Commitments of the Lenders that have so agreed to extend the Termination Date, taking into account any Commitment increases pursuant to clause (iii) of this subsection (d), shall be more than 50% of the aggregate amount of the Commitments in effect immediately prior to the Relevant Anniversary, the Current Termination Date shall be extended, effective as of the Relevant Anniversary, to the Extended Termination Date; provided that, if such Commitments shall be less than 100% of the aggregate amount of the Commitments in effect immediately prior to the Relevant Anniversary, the Borrowers shall have the right to rescind the request to so extend the Current Termination Date. The Borrowers agree to pay in full all amounts owing hereunder to each Declining Lender on the Relevant Anniversary or the Current Termination Date, as the case may be, on which such Declining Lender is replaced as a Lender pursuant to clause (iii) of this subsection (d).
     (v) Notwithstanding the foregoing, each extension of the Termination Date hereunder pursuant to this subsection (d) shall be effective only if:
     (1) no Default or Event of Default has occurred and is continuing as of the date of the request pursuant to clause (i) above and the Relevant Anniversary;
     (2) all representations and warranties contained in Section 4.01 are true and correct in all material respects on and as of the date of the request pursuant to clause (i) above and the Relevant Anniversary, including without limitation the representation and warranty of the Borrowers as to the execution, delivery and performance by them of this Agreement and the Notes, taking into account such extension, having been duly authorized by all necessary corporate action (it being understood and agreed that any representation or warranty which expressly refers by its terms to a specified date shall be required to be true and correct in all material respects only as of such date); and
     (3) if on the Relevant Anniversary or the Current Termination Date there are Advances outstanding, appropriate adjustments shall be made among the Lenders to cause the outstanding Advances to be held ratably by all Lenders in accordance with their respective Commitments as of each such date.
          SECTION 2.02 Making the Advances. (a) Determination of Eurocurrency Rate. The Company (on its own behalf or on behalf of any Designated Borrower) may request the Reference Bank, no earlier than 9:00 A.M. (New York City time) and no later than 11:00 A.M. (New York City time) on the third Business Day before a proposed Eurocurrency Rate Advance, to notify the Company of the Eurocurrency Rate that would be applicable to an Advance in the principal amount, in the Currency, and with the Interest Period as described by the Company in such request, which request shall be substantially in the form of Exhibit A-1 hereto (a “Rate Request”). Upon such request, the Reference Bank shall furnish such interest rate to the Company no later than noon (New York City time) on the second Business Day before the proposed Eurocurrency Rate Advance by delivering to the Company a copy of the related Rate Request setting forth such rate and executed by an authorized officer of the Reference Bank in the space provided therefor (a “Rate Notification”). The relevant Borrower
Four Year Credit Agreement

shall be entitled to rely on any such notification and such rate shall be conclusive and binding on the Lenders absent manifest error.
     (b) Notice of Borrowing. Each Borrowing shall be made on notice by the Company (on its own behalf or on behalf of any Designated Borrower) to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier, given not later than 11:00 A.M. (New York City time) on the date of the proposed Borrowing if such Borrowing is to be comprised of Base Rate Advances and no earlier than 9:00 A.M. (New York City time) and no later than 4:00 P.M. (New York City time) on the third Business Day prior to such date if such Borrowing is to be comprised of Eurocurrency Rate Advances. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telecopier, or by telephone confirmed immediately in writing, in substantially the form of Exhibit A-2 hereto, specifying therein: (i) the name of the Borrower (which shall be the Company or a Designated Borrower), (ii) the requested date of such Borrowing, (iii) the Type of Advances comprising such Borrowing, (iv) the aggregate amount and, for any Designated Borrower, the Currency of such Borrowing, and (v) in the case of a Borrowing consisting of Eurocurrency Rate Advances, the initial Interest Period for each such Advance. Each Lender shall, before 1:00 P.M. (Local Time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account for Advances denominated in the relevant Currency, in the relevant Currency and in same day funds, such Lender’s Pro Rata Share of the requested amount of such Borrowing. Promptly after the Administrative Agent’s receipt of such funds (and in any event by the close of business New York City time on the date of such Borrowing) and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make the funds so received available to the Company or such other Borrower by depositing the same in such Currency and in immediately available funds into such account of the Company or such other Borrower, as applicable, maintained with the Administrative Agent in New York City (if such Advance is denominated in Dollars) or in the Principal Financial Center for any other Currency (if such Advance is denominated in an Alternate Currency) as shall have been specified in the related Notice of Borrowing.
     (c) Illegality, Etc. Anything in subsection (a) or (b) above to the contrary notwithstanding,
     (i) if any Lender shall, at least one Business Day before the date of any requested Eurocurrency Advance or the date of any conversion to or continuation of a Eurocurrency Rate Advance, notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other governmental authority asserts that it is unlawful, for such Lender or its Eurocurrency Lending Office to perform its obligations hereunder to make Eurocurrency Rate Advances or to fund or maintain Eurocurrency Rate Advances hereunder, the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Company, whereupon (A) such Lender shall have no obligation to make Eurocurrency Rate Advances, or to convert Advances into Eurocurrency Rate Advances, until such Lender notifies the Company and the Administrative Agent that the circumstances causing such suspension no longer exist and (B) each Borrower shall be deemed to have converted all Eurocurrency Rate Advances of such Lender then outstanding into Base Rate Advances in accordance with Section 2.04 on and as of the
Four Year Credit Agreement

date of the Administrative Agent’s receipt of such notice, unless and to the extent such notice directs that one or more Eurocurrency Rate Advances shall be so converted on the last day of the applicable Interest Period, provided that (w) before giving any such notice, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for such suspension and conversion and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender, (x) any request by a Borrower for Eurocurrency Rate Advances during a time when a Lender’s obligation to make, or convert Advances into, Eurocurrency Rate Advances shall be suspended hereunder shall be deemed to be a request for, or for conversion into, Base Rate Advances from such Lender, (y) all Advances that would otherwise be made by such Lender as Eurocurrency Rate Advances during any such suspension shall instead be made as Base Rate Advances and (z) in the event any Lender shall notify the Administrative Agent and the Company of the occurrence of the circumstances causing such suspension under this Section 2.02(c), all payments and prepayments of principal that would otherwise have been applied to repay the Eurocurrency Rate Advances that would have been made by such Lender or the converted Eurocurrency Rate Advances shall instead be applied to repay the Base Rate Advances made by such Lender in lieu of, or resulting from the conversion of, such Eurocurrency Rate Advances;
     (ii) if the Reference Bank cannot furnish the Eurocurrency Rate for any Borrowing consisting of Eurocurrency Rate Advances because of conditions existing in the London interbank market, the right of the Borrowers to select Eurocurrency Rate Advances shall be suspended until the Reference Bank shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist;
     (iii) if the Required Lenders shall, at least one Business Day before the date of any requested Eurocurrency Rate Advance, notify the Administrative Agent that the Eurocurrency Rate for any Interest Period will not adequately reflect the cost to the Required Lenders of making, funding or maintaining their respective Eurocurrency Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Company and the Lenders, whereupon the Lenders shall have no obligation to make, or convert Advances into, Eurocurrency Rate Advances until the Administrative Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist; and
     (iv) if the Required Lenders shall, at least one Business Day before the date of any Advance to a Designated Borrower, notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other governmental authority asserts that it is unlawful, for such Lenders to perform their obligations hereunder to make Advances or to fund or maintain Advances hereunder to such Designated Borrower, the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Company, whereupon the Lenders shall have no obligation to make Advances to such Designated Borrower, until the Administrative Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist.
Four Year Credit Agreement

          (d) Effect of Failure to Fulfill Conditions. Each Notice of Borrowing shall be irrevocable and binding on the Company and the relevant Designated Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurocurrency Rate Advances, the relevant Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding anticipated profits), cost or expense reasonably incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date, such indemnity to be paid promptly upon receipt by the relevant Borrower of a certificate of such Lender setting forth the calculation of the amount of the indemnity claimed by such Lender.
          (e) Funds Available. Unless the Administrative Agent shall have received notice from a Lender prior to 1:00 P.M. (New York City time) on the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the relevant Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the relevant Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the relevant Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the relevant Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.
          (f) Failure to Make Advances. The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.
          SECTION 2.03 Fees. (a) Commitment Fee. The Company agrees to pay to the Administrative Agent for the account of each Lender a commitment fee in Dollars on the aggregate amount of such Lender’s unused Commitment from the date hereof in the case of each Lender and, in the case of each Person which becomes a Lender pursuant to Section 2.01(c), 2.01(d) or 8.07, from the effective date specified in the Assignment and Acceptance or the Additional Commitment Agreement pursuant to which it became a Lender, until the Termination Date at the Applicable Commitment Fee Rate, payable quarterly in arrears on the last day of each March, June, September and December during the term hereof and on the Termination Date; provided that no Defaulting Lender shall be entitled to receive any commitment fee in respect of its unused Commitment for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay such fee that otherwise would have been required to have been paid to that Defaulting Lender). All computations of the commitment fee shall be based on a year of 360 days.
Four Year Credit Agreement

     (b) Administrative Agent’s Fees. The Company shall pay to the Administrative Agent in Dollars for its own account such fees as may from time to time be agreed between the Company and the Administrative Agent.
          SECTION 2.04 Continuation and Conversion. (a) General. Subject to the other provisions hereof, each Borrower shall have the option (i) to convert all or any part of an outstanding Borrowing consisting of Base Rate Advances to a Borrowing consisting of Eurocurrency Rate Advances, (ii) to convert all or any part of an outstanding Borrowing in Dollars consisting of Eurocurrency Rate Advances to a Borrowing consisting of Base Rate Advances, or (iii) to continue all or any part of an outstanding Borrowing consisting of Eurocurrency Rate Advances as a Borrowing consisting of Eurocurrency Rate Advances for an additional Interest Period; provided that no Borrowing consisting of Eurocurrency Rate Advances shall be so converted other than as contemplated by Section 2.02(c) or continued, until the expiration of the Interest Period applicable thereto.
     (b) Notice of Conversion or Continuation. In order to elect to convert or continue a Borrowing hereunder, the Company (on its own behalf or on behalf of any Designated Borrower) shall deliver an irrevocable notice thereof (a “Notice of Conversion or Continuation”) to the Administrative Agent by telecopier or by telephone confirmed immediately in writing, no later than (i) 11:00 A.M., (New York City time) on the proposed conversion date in the case of a conversion to Base Rate Advances and (ii) no earlier than 9:00 A.M. (New York City time) and no later than 4:00 P.M. (New York City time) on the third Business Day in advance of the proposed conversion or continuation date in the case of a conversion to, or a continuation of, Eurocurrency Rate Advances, substantially in the form of Exhibit B hereto. A Notice of Conversion or Continuation shall specify (w) the requested conversion or continuation date (which shall be a Business Day), (x) the amount and Type of the Advances to be converted or continued, (y) whether a conversion or continuation is requested, and (z) in the case of a conversion to, or a continuation of, Eurocurrency Rate Advances, the requested Interest Period. The relevant Eurocurrency Rate for such Interest Period in the case of a conversion to, or a continuation of, Eurocurrency Rate Advances shall be determined in the manner provided in Section 2.02(a) as if such conversion or continuation is instead new Eurocurrency Rate Advances in such amount, on such date and for such Interest Period. If the Company fails to give a Notice of Conversion or Continuation with respect to an outstanding Borrowing consisting of Eurocurrency Rate Advances in Dollars as provided in clause (ii) above, the Company shall be deemed to have converted such Eurocurrency Rate Advances into Base Rate Advances in accordance with this Section 2.04 if such Advances are outstanding after the last day of the Interest Period with respect thereto. If the Company fails to give a Notice of Conversion or Continuation with respect to an outstanding Borrowing consisting of Eurocurrency Rate Advances in an Alternate Currency as provided in clause (ii) above, the Company shall be deemed to have converted such Eurocurrency Rate Advances into a Eurocurrency Rate Advance with an Interest Period of one (1) month in accordance with this Section 2.04 if such Advances are outstanding after the last day of the Interest Period with respect thereto.
          SECTION 2.05 Interest on Advances. Each Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date the proceeds of
Four Year Credit Agreement

such Advance are made available to such Borrower until such principal amount shall be paid in full, at the following rates per annum:
     (a) Base Rate Advances. If such Advance is a Base Rate Advance, a rate per annum equal to the Base Rate in effect from time to time plus the Applicable Base Rate Margin, payable in arrears quarterly on the last Business Day of each fiscal quarter during the period such Base Rate Advance remains outstanding and on the date such Base Rate Advance shall be paid in full;
     (b) Eurocurrency Rate Advances. If such Advance is a Eurocurrency Rate Advance, a rate per annum equal at all times during the Interest Period for such Advance to the sum of the Eurocurrency Rate for such Interest Period plus the Applicable Eurocurrency Margin for such Interest Period, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day which occurs during such Interest Period every three months from the first day of such Interest Period;
     (c) Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal amount of all Advances and, to the extent permitted by law, overdue interest in respect of all Advances, shall bear interest at a rate per annum equal to the sum of two percent (2%) plus the interest rate otherwise applicable hereunder to such principal amount in effect from time to time. In the event that, and for so long as, any Default under Section 6.01(a) shall have occurred and be continuing, the outstanding principal amount of the Advance with respect to which such Default has occurred and is continuing shall bear interest at a rate per annum equal to the sum of two percent (2%) plus the interest rate otherwise applicable hereunder to such principal amount in effect from time to time.
          SECTION 2.06 Additional Interest on Eurocurrency Rate Advances. Each Borrower shall pay to each Lender, during each period as such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurocurrency Rate Advance of such Lender outstanding during such period, from the later of the date such reserves are required and the making of such Advance until the earlier of the date such reserves are no longer required and such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurocurrency Rate for the Interest Period applicable to such Advance from (ii) the rate obtained by dividing such Eurocurrency Rate by a percentage equal to 100% minus the average Eurocurrency Rate Reserve Percentage of such Lender during such period, payable on each date on which interest is payable on such Advance. Such Lender shall determine the amount of such additional interest, if any, and promptly notify the relevant Borrower through the Administrative Agent of the amount thereof.
          SECTION 2.07 Repayment; Prepayment of Advances; Etc.(a) Repayment. Each Borrower shall repay to the Administrative Agent for the ratable account of each Lender on the Termination Date applicable to such Lender the aggregate principal amount of the Advances owing to such Lenders then outstanding.
Four Year Credit Agreement

     (b) Prepayment of Advances. (i) No Borrower shall have the right to prepay any principal amount of any Advances other than as provided in this Section 2.07. Any Borrower may, upon notice no later than 11:00 A.M. (New York City time) on the second Business Day before the prepayment of Eurocurrency Rate Advances, and no later than 11:00 A.M. (New York City time) on the day of the prepayment in the case of Base Rate Advances, in either case to the Administrative Agent and stating the proposed date and principal amount of the prepayment, and if such notice is given such Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that each partial prepayment shall be in the aggregate principal amount of at least $5,000,000 or a larger whole multiple of $1,000,000 (or, in the case of Advances denominated in an Alternate Currency, the Foreign Currency Equivalent thereof in such Alternate Currency, rounded to the nearest 1,000,000 units of such Alternate Currency) and, in the case of a payment or prepayment of a Eurocurrency Rate Advance other than on the last day of the Interest Period for such Advance as provided herein, shall have the consequences set forth in Section 8.04(b).
     (ii) The Company shall notify the Administrative Agent immediately upon becoming aware of any Change of Control. Upon receipt of such notice and for a period of 90 days thereafter, the Required Lenders shall be entitled, by written notice to the Company received within such period, to terminate the Commitments in whole and require the Company and any other Borrower to prepay all outstanding Advances within 5 Business Days of its receipt of such notice, together with any accrued and unpaid interest thereon to the date of such prepayment and any other amounts due hereunder. Notwithstanding any other provision contained herein, a Change of Control shall not, in and of itself, constitute a Default hereunder.
     (c) Alternate Currency Revaluation. (i) If at any time by reason of fluctuations in foreign exchange rates (1) the aggregate outstanding principal amount of all Advances (for which purpose the amount of any Advance that is denominated in an Alternate Currency shall be deemed to be the Dollar Equivalent thereof as of the date of determination) exceeds 105% of the aggregate amount of the Commitments at such time or (2) the aggregate outstanding principal amount of all Advances denominated in Alternate Currencies exceeds 105% of the Foreign Currency Sublimit at such time, the Administrative Agent shall use all reasonable efforts to give prompt written notice thereof to the Company, specifying the amount to be prepaid under this clause (i), and the Company shall, within five Business Days of the date of such notice, prepay the Advances, or cause Advances to be prepaid, in an amount so that after giving effect thereto the aggregate outstanding principal amount of the Advances (determined as aforesaid) does not exceed the aggregate amount of the Commitments; provided that any such payment shall be accompanied by any amounts payable under Section 8.04(b). The determination of which Advances to prepay hereunder shall be at the sole option of the Company. The determinations of the Administrative Agent hereunder shall be conclusive and binding on the Borrowers in the absence of manifest error.
     (ii) In addition, if on the last day of any Interest Period the aggregate outstanding principal amount of the Advances (for which purpose the amount of any Advance that is denominated in an Alternate Currency shall be deemed to be the Dollar
Four Year Credit Agreement

Equivalent thereof as of the date of determination), would exceed 100% of the aggregate amount of the Commitments, the Administrative Agent shall use all reasonable efforts to give prompt written notice thereof to the Company, specifying the amount to be prepaid under this clause (ii), and the Company shall, within five Business Days of the date of such notice, prepay the Advances, or cause Advances to be prepaid, or reduce the requested Advances in such amounts that after giving effect to such action the aggregate outstanding principal amount of the Advances does not exceed the aggregate amount of the Commitments; provided that any such payment shall be accompanied by any amounts payable under Section 8.04(b). The determination of which Advances to prepay hereunder shall be at the sole option of the Company. The determinations of the Administrative Agent hereunder shall be conclusive and binding on the Borrowers in the absence of manifest error.
          SECTION 2.08 Increased Costs. (a) Changes in Law, Etc. If, due to (i) the introduction of or any change in or in the official interpretation of any law or regulation on or after the date of this Agreement, or (ii) the compliance with any guideline or request not applicable on the date of this Agreement from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurocurrency Rate Advances, then upon demand by such Lender received by the Company (with a copy of such demand to the Administrative Agent) accompanied by the certificate described in the next sentence, pay, or cause to be paid, to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost, such amounts to be due and payable within two Business Days of such Lender’s invoice therefor. A certificate as to the amount of such increased cost, submitted to the Company and the Administrative Agent by such Lender, shall be conclusive and binding on the Borrowers for all purposes, absent manifest error.
     (b) Capital Adequacy. If, due to (i) the introduction of or any change in or in the official interpretation of any law or regulation on or after the date of this Agreement, or (ii) the compliance with any guideline or request not applicable on the date of this Agreement from any central bank or other governmental authority (whether or not having the force of law), any Lender determines that the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender has been or would be affected and that the amount of such capital is increased by or based upon the existence of such Lender’s Advances or commitment to lend hereunder and other commitments of this type, then, upon demand by such Lender received by the Company within such time from the relevant change or introduction described above as is reasonably required in order to determine the effect thereof (with a copy of such demand to the Administrative Agent) accompanied by a certificate of such Lender as to the amounts demanded, the Company shall pay, or cause to be paid, to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation, as the case may be, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s Advances or commitment to lend hereunder, such amounts to be due and payable within two days of such Lender’s invoice therefor. A certificate as to such amounts submitted to the Company and the Administrative Agent by such Lender shall be conclusive and binding on the Borrowers for all purposes, absent manifest error. For the avoidance of doubt, this Section 2.08(b) shall apply to all requests, rules, guidelines or directives concerning capital adequacy
Four Year Credit Agreement

issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act, regardless of the date adopted, issued, promulgated or implemented.
          SECTION 2.09 Payments and Computations. (a) Manner of Payment. Each Borrower shall make each payment hereunder and under the Notes without deduction, setoff or counterclaim not later than 11:00 A.M. (Local Time) on the day when due to the Administrative Agent at the Administrative Agent’s Account in the Principal Financial Center for the relevant Currency in same day funds. The Administrative Agent will promptly thereafter cause to be distributed like Currency and funds relating to the payment of principal or interest or commitment fees ratably (other than amounts payable pursuant to Section 2.02(d), 2.06, 2.08, 2.10 or 8.04(b)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon any Additional Commitment Lender becoming a Lender hereunder as a result of a Commitment increase pursuant to Section 2.01(c) or an extension of the Termination Date pursuant to Section 2.01(d), and upon the Administrative Agent’s receipt of such Lender’s Additional Commitment Agreement and recording of the information contained therein in the Register, from and after the applicable Increase Date, Relevant Anniversary or Current Termination Date, as the case may be, the Administrative Agent shall make all payments hereunder and under any Notes issued in connection therewith in respect of the interest assumed thereby to the Additional Commitment Lender. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance (which shall not include any Borrower) shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves. The making by any Borrower of any payment to the Administrative Agent for the account of any Lender as herein provided shall pro tanto discharge the relevant obligation of such Borrower to such Lender.
     (b) Setoff. If a Default or Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other indebtedness at any time owing by such Lender to any Borrower against any of and all the obligations of such Borrower now or hereafter existing under this Agreement and the Notes held by such Lender, although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
     (c) Interest. All computations of interest based on (i) the Base Rate and the Eurocurrency Rate for Advances denominated in Pounds Sterling shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and (ii) the Eurocurrency Rate for Advances denominated in a Currency other than Pounds Sterling or the Federal Funds Rate and all computations of interest pursuant to Section 2.06 shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Each determination by
Four Year Credit Agreement

the Reference Bank of an interest rate for any Advance hereunder shall be conclusive and binding for all purposes, absent manifest error.
     (d) Business Days. Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided that if such extension would cause payment of interest on or principal of Eurocurrency Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
     (e) Assumption of Payment. Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Lenders hereunder that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent such Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate (if such Advance is denominated in Dollars) or at the London interbank offered rate for the relevant Currency (if such Advance is denominated in an Alternate Currency).
     (f) Rate Information. The Reference Bank shall notify the Company and the Administrative Agent of the Base Rate in effect on the first Business Day on which a Base Rate Advance is outstanding and each day on which a change in the Base Rate occurs, each in sufficient detail to enable the Company to calculate interest payments hereunder with respect to Base Rate Advances, and shall provide such information to any Lender promptly upon its request. The Company will provide to the Administrative Agent (i) promptly upon receipt thereof copies of the information received by the Company pursuant to the immediately preceding sentence or any Rate Notification received pursuant to Section 2.02(a), (ii) promptly upon the making of any interest payment with respect to a Base Rate Advance hereunder a schedule based on such information setting forth the Base Rate for each day in the period in which such Advance was outstanding, and (iii) promptly upon obtaining knowledge thereof, notice of any change in the rating assigned by Standard & Poor’s, Moody’s, or Fitch to the Company’s Long-Term Indebtedness and the date of such change, provided that the Company’s failure to provide any of the foregoing information shall be deemed not to be a Default or Event of Default hereunder.
     (g) Currency of Payments. All payments of principal of and interest on, and any amounts payable under Section 2.06 in respect of, an Advance that is denominated in a particular Currency shall be made in such Currency, and all other amounts payable under this Agreement (except as specified in Section 9.06) shall be paid in Dollars.
Four Year Credit Agreement

          SECTION 2.10 Taxes. (a) General. Any and all payments by each Loan Party hereunder or under the Notes shall be made in accordance with Section 2.09, free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (which are, with respect to payments by the Company or the Subsidiary Guarantor only, not in effect or not imposed on the date of this Agreement); excluding, in the case of each Lender and the Administrative Agent, taxes imposed on its income, and franchise taxes imposed on it by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).
     (b) Other Taxes. In addition, each Loan Party agrees to pay any stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, or otherwise with respect to, this Agreement not in effect or not imposed on the date of this Agreement or the Notes (hereinafter referred to as “Other Taxes”) upon notice from the Lender.
     (c) Tax Indemnity. Each Loan Party will indemnify each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.10) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.
     (d) Receipt. Within 30 days after the date of any payment of Taxes, each Loan Party will furnish to the Administrative Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing payment thereof.
          SECTION 2.11 Promissory Notes. Any Lender may request that Advances of any Type made by it be evidenced by a promissory note. In such event, the relevant Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) substantially in the form of Exhibit E (a “Note”) in the case of the Advances. Thereafter, such Advances evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 8.07) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
          SECTION 2.12 Use of Proceeds of Advances. Each Borrower will use the proceeds of the Advances solely for general corporate purposes, including, without limitation, for the acquisition of Margin Stock.
          SECTION 2.13 Defaulting Lenders. (a) Notwithstanding anything to the contrary contained in this Agreement, any payment of principal, interest, fees or other amounts
Four Year Credit Agreement

received by the Administrative Agent for the account of any Defaulting Lender under this Agreement (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advance in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made at a time when the applicable conditions set forth in Article III were satisfied or waived, such payment shall be applied solely to pay the Advances of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender and provided further that any amounts held as cash collateral for funding obligations of a Defaulting Lender shall be returned to such Defaulting Lender upon the termination of this Agreement and the satisfaction of such Defaulting Lender’s obligations hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.13 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
          (b) No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.13, performance by the Borrowers of their obligations shall not be excused or otherwise modified as a result of the operation of this Section 2.13. The rights and remedies against a Defaulting Lender under this Section 2.13 are in addition to any other rights and remedies which the Borrowers, the Administrative Agent or any Lender may have against such Defaulting Lender.
          (c) If the Company and the Administrative Agent agree in writing in their reasonable determination that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause such Advances to be held on a pro rata basis by the Lenders in accordance with their pro rata share, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.
Four Year Credit Agreement

          SECTION 2.14 Borrowings by Designated Borrowers. (a) The Company may, at any time or from time to time, upon not less than 10 Business Day’s notice to the Administrative Agent, designate one or more Subsidiaries organized in any of the jurisdictions listed on Schedule III or, subject to the final two paragraphs of this clause (a) below, any other jurisdiction, as Borrowers hereunder. Upon any such designation of a Subsidiary and the Administrative Agent’s receipt of each of the following (copies of which will be promptly furnished by the Administrative Agent to the Lenders), which shall be in form and substance reasonably satisfactory to the Administrative Agent, such Subsidiary shall be a Designated Borrower and a Borrower entitled to make Borrowings on and subject to the terms and conditions of this Agreement:
     (i) Executed Counterparts. A designation letter (a “Designation Letter”) in duplicate, in substantially the form of Exhibit F, duly completed and executed by the Company and such Designated Borrower and delivered to the Administrative Agent at least ten Business Days before the date on which such Subsidiary is to become a Designated Borrower;
     (ii) Opinion of Counsel to the Designated Borrower. A favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the date of the Designation Letter) of reputable counsel to such Designated Borrower (which may be internal counsel) in the relevant jurisdiction (and such Designated Borrower hereby and by delivery of such Designation Letter instruct such counsel to deliver such opinion to the Lenders and the Administrative Agent), as to the due organization of such Designated Borrower under the laws of its jurisdiction of organization, the due authorization, execution and delivery by such Designated Borrower of such Designation Letter and of the making of Borrowings by it hereunder, the obtaining of all licenses, approvals and consents of, and the making of all filings and registrations with, any applicable Governmental Authority required in connection therewith and the legality, validity and binding effect and enforceability thereof, and such other legal matters relating thereto as the Administrative Agent may reasonably request;
     (iii) Corporate Documents. Such documents and certificates as the Administrative Agent may reasonably request (including without limitation certified copies of the charter and by-laws of such Designated Borrower and of resolutions of its Board of Directors authorizing such Designated Borrower’s acceptance of the Company’s designation as a “Designated Borrower” and its becoming a Borrower under this Agreement, and of all documents evidencing all other necessary corporate or other action required with respect to such Designated Borrower becoming party to this Agreement;
     (iv) Process Agent. Evidence that the Process Agent has agreed to act as agent for service of process in New York, New York on behalf of such Designated Borrower under the Loan Documents.
     (v) Expenses. Evidence that such Designated Borrower or the Company shall have paid any and all expenses reasonably incurred by the Administrative Agent (including the reasonable fees and expenses of counsel to the Administrative Agent) in connection with its designation as a Designated Borrower; and
Four Year Credit Agreement

     (vi) Other Items. Such other documents relating thereto as the Administrative Agent or any Lender or special New York counsel to the Administrative Agent may reasonably request, including any documentation and other evidence which may be requested by the Administrative Agent or any Lender to comply with and/or administer any “know your customer” or other customer identification related policies and procedures required under applicable laws and regulations.
     If the Company shall designate as a Designated Borrower hereunder any Subsidiary not organized under the laws of the United States or any State thereof, any Lender may, with notice to the Administrative Agent and the Company, fulfill its Commitment by causing an Affiliate of such Lender to act as the Lender in respect of such Designated Borrower (and such Lender shall, to the extent of Advances made to such Designated Borrower, be deemed for all purposes hereof to have pro tanto assigned such Advances and participations to such Affiliate in compliance with the provisions of Section 8.07).
     As soon as practicable after receiving notice from the Company or the Administrative Agent of the Company’s intent to designate a Subsidiary as a Designated Borrower, and in any event no later than five Business Days after the delivery of such notice, for a Designated Borrower that is organized under the laws of a jurisdiction other than of the United States or a political subdivision thereof or a jurisdiction listed on Schedule III, any Lender that may not legally lend to, establish credit for the account of and/or do any business whatsoever with such Designated Borrower directly or through an Affiliate of such Lender as provided in the immediately preceding paragraph (a “Protesting Lender”) shall so notify the Company and the Administrative Agent in writing. With respect to each Protesting Lender, the Company shall, effective on or before the date that such Designated Borrower shall have the right to borrow hereunder, either (A) notify the Administrative Agent and such Protesting Lender that the Commitments of such Protesting Lender shall be terminated; provided that such Protesting Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, or (B) cancel its request to designate such Subsidiary as a “Designated Borrower” hereunder.
     (b) So long as all principal of and interest on all Advances made to any Designated Borrower and all other amounts payable by such Designated Borrower under this Agreement and the other Loan Documents have been paid in full, the Company may terminate the status of such Designated Borrower as a Borrower hereunder by furnishing to the Administrative Agent a letter (a “Termination Letter”) in substantially the form of Exhibit G, duly completed and executed by the Company. Any Termination Letter furnished hereunder shall be effective upon receipt thereof by the Administrative Agent, which shall promptly so notify the Lenders. Notwithstanding the foregoing, the delivery of a Termination Letter with respect to any Designated Borrower shall not terminate (i) any obligation of such Borrower that remains unpaid at the time of such delivery (including without limitation any obligation arising thereafter in respect of such Borrower under Section 2.08 or Section 2.10) or (ii) the obligations of the Company under Article IX with respect to any unpaid obligations of such Borrower.
Four Year Credit Agreement

          SECTION 2.15 European Monetary Union. (a) Definitions. In this Section 2.15 and in each other provision of this Agreement to which reference is made in this Section 2.15 (whether expressly or impliedly), the following terms have the meanings given to them in this Section 2.15:
     “EMU” shall mean economic and monetary union as contemplated in the Treaty on European Union.
     “EMU Legislation” shall mean legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency, being in part the implementation of the third stage of EMU.
     “Euro” shall mean the single currency of Participating Member States of the European Union.
     “Participating Member State” shall mean each state so described in any EMU Legislation.
     “Target Operating Day” shall mean any day that is not (i) a Saturday or Sunday, (ii) Christmas Day or New Year’s Day or (iii) any other day on which the Trans-European Real-time Gross Settlement Express Transfer system (or any successor settlement system) is not operating (as determined by the Administrative Agent).
     “Treaty on European Union” shall mean the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on February 7, 1992, and came into force on November 1, 1993), as amended from time to time.
     (b) Payments by the Administrative Agent Generally. With respect to the payment of any amount denominated in the Euro, the Administrative Agent shall not be liable to the Company or any of the Lenders in any way whatsoever for any delay, or the consequences of any delay, in the crediting to any account of any amount required by this Agreement to be paid by the Administrative Agent if the Administrative Agent shall have taken all relevant steps to achieve, on the date required by this Agreement, the payment of such amount in immediately available, freely transferable, cleared funds to the account of the Company or any Lender, as the case may be, in the Principal Financial Center in the Participating Member State which the Company or, as the case may be, such Lender shall have specified for such purpose. In this paragraph (b), “all relevant steps” shall mean all such steps as may be prescribed from time to time by the regulations or operating procedures of such clearing or settlement system as the Administrative Agent may from time to time reasonably determine for the purpose of clearing or settling payments of the Euro.
     (c) Determination of Eurocurrency Rate. For the purposes of determining the date on which the applicable rate for Eurocurrency Rate Advances is determined under this Agreement for any Advance denominated in the Euro for any Interest Period therefor, references in this Agreement to London Banking Days shall be deemed to be references to Target Operating Days.
Four Year Credit Agreement

ARTICLE III
CONDITIONS TO EFFECTIVENESS AND LENDING
          SECTION 3.01 Condition Precedent to Effectiveness.This Agreement shall become effective as of the time of the delivery of all evidence referenced in clause (g) below on the date (the “Effective Date”), which shall be on or before March 11, 2011, as of which the Administrative Agent shall confirm to the Company that it has received the following, each dated such day, in form and substance satisfactory to the Administrative Agent and (except for any Notes) in sufficient copies for each Lender:
     (a) Executed Counterparts. From each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement;
     (b) Authority and Approvals. Certified copies of the resolutions of the Board of Directors of each of the Company and of the Subsidiary Guarantor (or equivalent documents) authorizing and approving this Agreement, the other Loan Documents to which it is a party and the transactions contemplated hereby and thereby and certified copies of all documents evidencing all necessary corporate action and all other necessary action (corporate, partnership or otherwise) and governmental approvals, if any, with respect to this Agreement and the other Loan Documents to which it is a party;
     (c) Secretary’s or Assistant Secretary’s Certificate. A certificate of the Secretary or an Assistant Secretary of each of the Company and of the Subsidiary Guarantor, dated the Effective Date, certifying the names and true signatures of the officers of such Guarantor authorized to execute and deliver this Agreement, the Notes, and the other documents to which it is a party and to be delivered hereunder;
     (d) Legal Opinions. An opinion of counsel to the Company and of the Subsidiary Guarantor, respectively, dated the Effective Date, substantially in the form of Exhibit C-1 and Exhibit C-2 hereto and an opinion of special New York counsel to the Administrative Agent, dated the Effective Date, substantially in the form of Exhibit C-3 hereto;
     (e) Closing Certificate. A certificate of a senior financial officer of the Company, dated the Effective Date, certifying that the representations and warranties set forth in Article IV are true on such date as if made on and as of such date and that no Default or Event of Default has occurred and is continuing on such date; and
     (f) Termination of Commitments; Fees and Expenses. Evidence satisfactory to the Administrative Agent that (i) the commitments under the Existing Credit Agreements have been terminated and all accrued fees, expenses, interest, principal and other amounts thereunder have been paid, and each of the Lenders that is a party to an Existing Credit Agreement hereby waives any requirement of prior notice in respect of the termination of commitments or prepayment of advances under such Existing Credit Agreement, and (ii) the Company shall have paid to the Administrative Agent for account
Four Year Credit Agreement

of the Lenders such up-front fees in connection with the execution of this Agreement as the Company and the Administrative Agent shall have agreed upon.
          SECTION 3.02 Conditions Precedent to Each Advance. The obligation of each Lender to make each Advance (including the initial Advance) as part of a Borrowing shall be subject to the further conditions precedent that (i) on the date of such Borrowing the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the relevant Borrower of the proceeds of such Advance shall constitute a representation and warranty by such Borrower that on the date of such Advance the following statements shall be true): (x) the representations and warranties contained in Section 4.01 (other than the Excluded Representation) and, to the extent applicable, in the Designation Letter of such Borrower are correct in all material respects on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date (it being understood and agreed that any representation or warranty which expressly refers by its terms to a specified date shall be required to be true and correct in all material respects only as of such date), and (y) no event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, that would constitute a Default or Event of Default; and (ii) in the case of a requested Borrowing the proceeds of which are to be used to buy or carry any Margin Stock, the Company shall deliver to the Administrative Agent a certificate of a senior financial officer of the Company accompanying the relevant Notice of Borrowing setting forth in reasonable detail the basis upon which the Company has made the representation set forth in the third sentence of Section 4.01(l) on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, together with (if so requested by the Administrative Agent) a duly completed Form U-1 or Form G-3 satisfactory to the Administrative Agent.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
          SECTION 4.01 Representations and Warranties of the Company. The Company represents and warrants as follows:
     (a) Corporate Existence. The Company is a corporation duly organized and validly existing under the laws of the State of Connecticut. The Subsidiary Guarantor is a corporation duly organized and validly existing under the laws of the State of Maryland.
     (b) Corporate Authorization, Etc. The execution, delivery and performance by each Guarantor of this Agreement and the Notes to which it is a party are within such Guarantor’s corporate powers, have been duly authorized by all necessary corporate action and do not contravene (i) the charter or bylaws of such Guarantor or (ii) any law or contractual restriction binding on or affecting the Company or any of its Subsidiaries.
     (c) No Approvals. No authorization, approval or action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by either Guarantor of this Agreement or the Notes to which it is a party.
Four Year Credit Agreement

     (d) Enforceability. This Agreement is and, upon issuance and delivery thereof in accordance with this Agreement, each Note to which it is to be a party will be the legal, valid and binding obligations of each Guarantor, enforceable against such Guarantor in accordance with their respective terms.
     (e) Financial Information. The consolidated balance sheet of the Company and its Consolidated Subsidiaries as of January 1, 2011, and the related statements of income and retained earnings of the Company and its Consolidated Subsidiaries for the fiscal year then ended, copies of which have been furnished to the Lenders, fairly present in all material respects the financial condition of the Company and its Consolidated Subsidiaries as of such date and the results of the operations of the Company and its Consolidated Subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied.
     (f) No Litigation. Except as disclosed or otherwise reflected in the Company’s Annual Report on Form 10-K for the year ended January 1, 2011, there is no pending or (to the best of the Company’s knowledge) threatened action or proceeding against the Company or any of its Subsidiaries or relating to any of their respective properties before any court, governmental agency or arbitrator, which could reasonably be expected to have a Material Adverse Effect or which purports to affect the legality, validity or enforceability of this Agreement or any Note.
     (g) No Material Adverse Effect. Since January 1, 2011, there has been no event, act or condition which has had a Material Adverse Effect.
     (h) Environmental Matters. Except as disclosed or otherwise reflected in the Company’s Annual Report on Form 10-K for the year ended January 1, 2011, neither the Company nor any of its Subsidiaries has received notice or otherwise obtained knowledge of any claim, demand, action, event, condition, report or investigation indicating or concerning any potential or actual liability which could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect arising in connection with (i) any non-compliance with or violation of the requirements of any applicable federal, state or local environmental health or safety statutes or regulations, or (ii) the release or threatened release of any toxic or hazardous waste, substance or constituent into the environment.
     (i) Investment Company. Neither Guarantor is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     (j) Disclosure. The information furnished in writing by or on behalf of any Loan Party to the Lenders in connection with the negotiation, execution and delivery of this Agreement or any other Loan Document does not contain any material misstatements of fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.
     (k) No Defaults. Neither Guarantor (i) is in default under or with respect to this Agreement or any Note to which it is a party, and (ii) is in default under or with respect to any other agreement, instrument or undertaking to which it is a party or by
Four Year Credit Agreement

which it or any of its property is bound in any respect which could reasonably be expected to result in a Material Adverse Effect.
     (l) Use of Proceeds, Etc. All proceeds of each Advance will be used by each Borrower only in accordance with the provisions of Section 2.12. No Borrower is or will be engaged in the business of extending credit for the purpose of buying or carrying Margin Stock and no proceeds of any Advance will be used to extend credit to others for the purpose of buying or carrying any Margin Stock. Neither the making of any Advance nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulations U or X issued by the Board of Governors of the Federal Reserve System.
ARTICLE V
COVENANTS OF THE COMPANY
          SECTION 5.01 Affirmative Covenants. So long as any Advance or any other amount owing hereunder shall remain unpaid or any Lender shall have any Commitment hereunder:
     (a) Financial Information. The Company will furnish to the Lenders:
     (i) Quarterly Financial Statements. Within 50 days after the close of each quarterly accounting period in each fiscal year of the Company, the consolidated balance sheet of the Company and its Consolidated Subsidiaries as at the end of such quarterly period and the related consolidated and consolidating statements of income, retained earnings and cash flows for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, in each case setting forth comparative figures for the related periods in the prior fiscal year.
     (ii) Annual Financial Statements. Within 95 days after the close of each fiscal year of the Company, the consolidated balance sheet of the Company and its Consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statement of income, retained earnings and cash flows for such fiscal year, setting forth comparative figures for the preceding fiscal year and reported on without qualification by independent certified public accountants of recognized national standing, in each case together with a report of such accounting firm stating that in the course of its regular audit of the consolidated financial statements of the Company, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Default or Event of Default relating to accounting matters (including, without limitation, in respect of Section 5.01(f)), or if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof.
     (iii) Officer’s Certificates. At the time of the delivery of the financial statements under clauses (i) and (ii) above, a certificate of a senior financial officer of the Company which certifies (x) that such financial statements fairly present the financial condition and the results of operations of the Company and its Consolidated Subsidiaries
Four Year Credit Agreement

on the dates and for the periods indicated, and (y) that such officer has reviewed the terms of this Agreement and has made, or caused to be made under his or her supervision, a review in reasonable detail of the business and condition of the Company and its Consolidated Subsidiaries during the accounting period covered by such financial statements, and that as a result of such review such officer has concluded that no Default or Event of Default has occurred during the period commencing at the beginning of the accounting period covered by the financial statements accompanied by such certificate and ending on the date of such certificate or, if any Default or Event of Default has occurred, specifying the nature and extent thereof and, if continuing, the action the Company proposes to take in respect thereof. Such certificate shall set forth the calculations required to establish whether the Company was in compliance with the provisions of Section 5.01(f) for the twelve-month period ending as at the end of the accounting period covered by the financial statements accompanied by such certificate.
     (iv) Notice of Default or Litigation. Promptly after any Loan Party obtains knowledge thereof, notice of (i) the occurrence of any Default or Event of Default, or (ii) any litigation or governmental proceeding pending or threatened against any Loan Party or other event, act or condition which could reasonably be expected to result in a Material Adverse Effect.
     (v) SEC Filings. Promptly upon transmission thereof, copies of all regular and periodic financial information, proxy materials and other information and reports, if any, which the Company shall file with the Securities and Exchange Commission or any governmental agencies substituted therefor or which the Company shall send to its stockholders.
     (vi) Other Information. From time to time, and as soon as reasonably practicable, such other information or documents (financial or otherwise) as any Lender through the Administrative Agent may from time to time reasonably request.
Reports and financial statements required to be delivered by the Company pursuant clauses (i), (ii) and (v) of this Section 5.01 (a) shall be deemed to have been delivered on the date on which it posts such reports, or reports containing such financial statements, on its website on the Internet at www.stanleyblackanddecker.com, or when such reports, or reports containing such financial statements are posted on the website of the Securities and Exchange Commission at www.sec.gov; provided that it shall deliver such paper copies of the reports and financial statements referred to in Clauses (i), (ii) and (v) of this Section 5.01(a) to the Administrative Agent or any Lender who request it to deliver such paper copies until written notice to cease delivering paper copies is given by the Administrative Agent or such Lender.
(b) Compliance with Law. The Company shall, and shall cause each of its Subsidiaries to, comply with all applicable laws, rules, statutes, regulations, decrees and orders of all governmental bodies, domestic or foreign, in respect of the conduct of their business and the ownership of their property, except such non-compliance as could not reasonably be expected to result in a Material Adverse Effect at the time of such non-compliance or in the foreseeable future.
Four Year Credit Agreement

     (c) Payment of Taxes. The Company shall pay or cause to be paid, and shall cause each of its Subsidiaries to pay or cause to be paid, when due, all taxes, charges and assessments and all other lawful claims required to be paid by the Company or such Subsidiaries, except (x) as contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves have been established with respect thereto in accordance with GAAP and (y) where such nonpayment could not reasonably be expected to result in a Material Adverse Effect.
     (d) Preservation of Corporate Existence. Except as otherwise permitted by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, do all things necessary to preserve, renew and keep in full force and effect its corporate existence and the licenses, permits, rights and franchises necessary to the proper conduct of its business, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Company and its Subsidiaries would be substantially changed from the general nature of the business engaged in by the Company and its Subsidiaries on the date of this Agreement.
     (e) Maintenance of Books and Records. The Company will maintain financial records in accordance with GAAP, consistently applied. The representatives of the Administrative Agent or any of the Lenders shall have the right to visit and inspect any of the properties of the Company and of any of its Subsidiaries, to examine their books of account and records and take notes and make transcripts therefrom, and to discuss their affairs, finances and accounts with, and be advised as to the same by, their officers upon reasonable prior notice at such reasonable times and intervals as may be requested (subject to the standard policies of the Company and its Subsidiaries as to access, safety and, without prejudice to the reasonable requirements of lending institutions and their regulatory supervisors, confidentiality).
     (f) Interest Coverage Ratio. The Company shall maintain, for each period of four consecutive fiscal quarters of the Company, an Interest Coverage Ratio of not less than 3.50 to 1.00.
     SECTION 5.02 Negative Covenants. So long as any Advance or any other amount owing hereunder shall remain unpaid or any Lender shall have any Commitment hereunder:
     (a) No Liens. The Company shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist, directly or indirectly, any Lien on any Principal Property now owned or hereafter acquired (unless the Company secures the Advances made hereunder equally and ratably with such Lien), other than:
     (i) Liens existing and disclosed to the Lenders in writing prior to the date hereof;
     (ii) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;
Four Year Credit Agreement

     (iii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate bonds have been posted;
     (iv) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);
     (v) easements, rights-of-way, zoning and similar restrictions and other similar charges or encumbrances not interfering with the ordinary conduct of the business of the Company or any of its Subsidiaries and which do not detract materially from the value of the property to which they attach or impair materially the use thereof by the Company or any of its Subsidiaries;
     (vi) Liens on property of any Person existing at the time such Person becomes a Subsidiary of the Company and not created in contemplation thereof;
     (vii) Liens securing Indebtedness owed by a Subsidiary of the Company to the Company or another Subsidiary of the Company;
     (viii) any Lien arising solely by operation of law in the ordinary course of business or which is contained in a contract for the purchase or sale of goods or services entered into in the ordinary course of business;
     (ix) Liens on any property existing at the time of acquisition but only if the amount of outstanding Indebtedness secured thereby does not exceed the lesser of the fair market value or the purchase price of the property as purchased;
     (x) any Lien securing the purchase price of revenues or assets purchased after the date hereof or the cost of repairing or altering, constructing, developing or substantially improving all or any part of such revenues or assets; provided that such Lien attaches only to such revenues or assets (including any improvements) and the Indebtedness thereby secured does not exceed the lesser of the fair market value or the purchase price of the revenues or assets (including any improvements) as purchased;
     (xi) any other Liens on Principal Properties securing Indebtedness which in the aggregate, together with Attributable Debt, does not exceed 10% of Consolidated Net Worth at any time outstanding; and
     (xii) any extension, renewal or replacement of any of the Liens referred to above; provided that the Indebtedness secured by any such extension, renewal or replacement does not exceed the sum of the principal amount of the Indebtedness originally secured thereby and any fee incurred in connection with such transaction.
Four Year Credit Agreement

     (b) Merger, Etc. The Company shall not (i) enter into any merger or consolidation, or liquidate, wind up or dissolve (or suffer any liquidation, wind-up or dissolution), discontinue its business or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of its business or property, whether now or hereafter acquired, or (ii) permit any of its Subsidiaries to do so, if such action could reasonably be expected to have a Material Adverse Effect, except that (1) any wholly-owned Subsidiary of the Company may merge into or convey, sell, lease or transfer all or substantially all of its assets to, the Company or any other wholly-owned Subsidiary of the Company and (2) the Company or any of its Subsidiaries may enter into any merger or consolidation so long as in the case of a transaction involving the Company, the Company, or in the case of any other transaction, a Subsidiary of the Company, is the surviving entity in such transaction and, after giving effect thereto, no Default or Event of Default shall have occurred or be continuing.
     (c) Sale-Leasebacks. The Company shall not, and shall not permit any of its Subsidiaries to, become liable, directly or indirectly, with respect to any lease, whether an operating lease or a Capital Lease, of any property (whether real or personal or mixed) whether now owned or hereafter acquired, (i) which the Company or such Subsidiary has sold or transferred or is to sell or transfer to any other Person, or (ii) which the Company or such Subsidiary intends to use for substantially the same purposes as any other property which has been or is to be sold or transferred by the Company or such Subsidiary to any other Person in connection with such lease. Notwithstanding the foregoing, the Company and its Subsidiaries shall be permitted to become liable with respect to the leases described above so long as all Attributable Debt, together with the Liens described in Section 5.02(a)(xi), does not exceed 10% of Consolidated Net Worth at any time outstanding.
ARTICLE VI
EVENTS OF DEFAULT
          SECTION 6.01 Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
     (a) Any Borrower shall fail to pay when due (or, if any such failure is due solely to technical or administrative difficulties relating to the transfer of such amounts, within two Business Days after its due date) any principal of any Advance; or any Borrower shall fail to pay when due any interest on any Advance, any fee (other than the fees referenced in Section 2.03) or any other amount payable by it hereunder or under any Note and five (5) days shall have elapsed from the date such interest, fees or other amounts were due; or with respect to the fees payable pursuant to Section 2.03, any Borrower shall fail to pay any such fee when due and two Business Days shall have elapsed from the Company’s receipt of notice of such nonpayment from the Administrative Agent or any Lender; or
Four Year Credit Agreement

     (b) Any representation or warranty made by any Loan Party herein or pursuant to this Agreement or any other Loan Document (including without limitation in any certificate of such Loan Party delivered pursuant hereto) shall prove to have been incorrect in any material respect when made or deemed made; or
     (c) The Company or any other Loan Party, as applicable, shall fail to perform any term, covenant or agreement contained in Section 5.01(a)(iv), the first sentence of 5.01(d), 5.01(f) or 5.02 on its part to be performed or observed; or
     (d) Any Loan Party shall fail to perform any term, covenant or agreement contained in this Agreement (except those described in clauses (a) and (c) above) and such failure shall continue for 30 days; or
     (e) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of any Loan Party or any Principal Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of such Loan Party or such Principal Subsidiary or for any substantial part of its property, or ordering the winding up or liquidation of its affairs and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or
     (f) Any Loan Party or any Principal Subsidiary shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of any order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, sequestrator or other similar official of such Loan Party or such Principal Subsidiary or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action in furtherance of any of the foregoing; or
     (g) (A) Any Loan Party or any Principal Subsidiary shall fail to make any payment in respect of Indebtedness when due (whether by scheduled maturity, required prepayment, acceleration or otherwise, but after giving effect to any applicable grace period ) if the aggregate amount of such payment is $100,000,000 or more, or (B) any breach, default or event of default shall occur and be continuing (and applicable grace and notice periods shall have expired) under any agreement or indenture relating to any Indebtedness of such Loan Party or such Principal Subsidiary in an aggregate amount of $100,000,000 or more, and, except in the case of financial covenant defaults, the maturity of any such Indebtedness has been accelerated in accordance with the terms thereof; or
     (h) (A) Any Termination Event shall occur, or (B) any Plan shall have an unfunded liability, which means the excess, if any, of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding that Plan pursuant to Section 412 of the Internal Revenue Code for the applicable plan year, or (C) the Company or any member of its ERISA Controlled Group shall fail to pay when due an amount which it shall have become liable to pay to the PBGC, any Plan or a trust established under Title
Four Year Credit Agreement

IV of ERISA, or (D) a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that an ERISA Plan must be terminated or have a trustee appointed to administer any ERISA Plan, or (E) the Company or a member of its ERISA Controlled Group suffers a partial or complete withdrawal from a Multiemployer Plan or is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan, or (F) a proceeding shall be instituted against the Company or any member of its ERISA Controlled Group to enforce Section 515 of ERISA, or (G) any other event or condition shall occur or exist with respect to any Plan, if such events, transactions or conditions set forth in clauses (A) through (G) above could singly or in the aggregate be reasonably expected to have a Material Adverse Effect; or
     (i) If there shall remain in force, undischarged, unsatisfied and unstayed, for more than 30 days, whether or not consecutive, any final judgment against any Loan Party or any Principal Subsidiary which, when added to any other outstanding final judgments which remain undischarged, unsatisfied and unstayed for more than 30 days against such Loan Party or any such Principal Subsidiary, exceeds $100,000,000;
then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Company, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Company, declare all Advances, the Notes, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon all Advances, the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Borrower; provided, however, that in the case of any of the Events of Default specified in clauses (e) or (f) above with respect to any Borrower, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Advances, the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each Borrower.
ARTICLE VII
THE ADMINISTRATIVE AGENT
          SECTION 7.01 Appointment and Authority. Each Lender hereby irrevocably appoints Citibank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article (other than the provisions of Section 7.07) are solely for the benefit of the Administrative Agent and the Lenders, and neither the Company nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.
          SECTION 7.02 Administrative Agent Individually. (a) The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative
Four Year Credit Agreement

Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
     (b) Each Lender understands that the Person serving as Administrative Agent, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 7.02 as “Activities”) and may engage in the Activities with or on behalf of one or more of the Loan Parties or their respective Affiliates. Furthermore, the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Loan Parties and their Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in the Company, another Loan Party or their respective Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Loan Parties or their Affiliates. Each Lender understands and agrees that in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) which information may not be available to any of the Lenders that are not members of the Agent’s Group. None of the Administrative Agent or any member of the Agent’s Group shall have any duty to disclose to any Lender or use on behalf of the Lenders, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party) or to account for any revenue or profits obtained in connection with the Activities, except that the Administrative Agent shall deliver or otherwise make available to each Lender such documents as are expressly required by any Loan Document to be transmitted by the Administrative Agent to the Lenders.
     (c) Each Lender further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Loan Parties and their Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders (including the interests of the Lenders hereunder and under the other Loan Documents). Each Lender agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of the Person serving as Administrative Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any Lender. None of (i) this Agreement or any other Loan Document, (ii) the receipt by the Agent’s Group of information (including Information) concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations
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hereunder and under the other Loan Documents) or (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including without limitation any duty of trust or confidence) owing by the Administrative Agent or any member of the Agent’s Group to any Lender including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Loan Parties or their Affiliates) or for its own account.
          SECTION 7.03 Duties of Administrative Agent; Exculpatory Provisions. (a) The Administrative Agent’s duties hereunder and under the other Loan Documents are solely ministerial and administrative in nature and the Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or any of its Affiliates to liability or that is contrary to any Loan Document or applicable law.
     (b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.01 or 8.03) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default or the event or events that give or may give rise to any Default or Event of Default unless and until the Company or any Lender shall have given notice to the Administrative Agent describing such Default or Event of Default and such event or events.
     (c) Neither the Administrative Agent nor any member of the Agent’s Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement, any other Loan Document or the Information Memorandum, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other Loan Document or (v) the satisfaction of any condition set forth in Article 3 or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     (d) Nothing in this Agreement or any other Loan Document shall require the Administrative Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any Person on behalf of any Lender and each Lender confirms to the Administrative Agent that it is solely responsible for any such checks it is
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required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Related Parties.
          SECTION 7.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Borrowing that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless an officer of the Administrative Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Loan, and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowing. The Administrative Agent may consult with legal counsel (who may be counsel for the Company or any other Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
          SECTION 7.05 Indemnification. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Company), ratably according to the respective principal amounts of their Commitments, as then or most recently in effect, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement and the Notes, or any action taken or omitted by the Administrative Agent under this Agreement and the Notes, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by the Company.
          SECTION 7.06 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub-agent and the Related Parties of the Administrative Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Article 7 and Section 8.04 (as though such sub-agents were the “Administrative Agent” under the Loan Documents) as if set forth in full herein with respect thereto.
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          SECTION 7.07 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in New York, or an Affiliate of any such bank with an office in New York, and which successor shall be reasonably acceptable to the Company. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (such 30-day period, the “Lender Appointment Period”), then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. In addition and without any obligation on the part of the retiring Administrative Agent to appoint, on behalf of the Lenders, a successor Administrative Agent, the retiring Administrative Agent may at any time upon or after the end of the Lender Appointment Period notify the Company and the Lenders that no qualifying Person has accepted appointment as successor Administrative Agent and the effective date of such retiring Administrative Agent’s resignation. Upon the resignation effective date established in such notice and regardless of whether a successor Administrative Agent has been appointed and accepted such appointment, the retiring Administrative Agent’s resignation shall nonetheless become effective and (i) the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Administrative Agent of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations as Administrative Agent hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 8.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
          SECTION 7.08 Non-Reliance on Administrative Agent and Other Parties. (a) Each Lender confirms to the Administrative Agent, each other Lender and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Administrative Agent, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Loans and other extensions of credit hereunder and under the other Loan Documents and (z) taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Loans and other extensions of credit hereunder and under the other Loan Documents is suitable and appropriate for it.
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     (b) Each Lender acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents, (ii) it has, independently and without reliance upon the Administrative Agent, any other Lender or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon the Administrative Agent, any other Lender or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Loan Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:
     (i) the financial condition, status and capitalization of the Company and each other Loan Party;
     (ii) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;
     (iii) determining compliance or non-compliance with any condition hereunder to the making of a Loan and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition; and
     (iv) the adequacy, accuracy and/or completeness of the Information Memorandum and any other information delivered by the Administrative Agent, any other Lender or by any of their respective Related Parties under or in connection with this Agreement or any other Loan Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document.
          SECTION 7.09 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Persons acting as Bookrunners, Lead Arrangers or Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or as a Lender hereunder.
ARTICLE VIII
MISCELLANEOUS
          SECTION 8.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Company and the relevant other Loan Party, if applicable, and the Required Lenders, and then
Four Year Credit Agreement

such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that (a) the written consent of the Company and each Lender directly affected thereby shall be required in order to amend or waive any provision of the Agreement or the Notes which would have the effect of (i) a reduction in principal, interest or fees payable to such Lender under this Agreement or the Notes, (ii) the postponement of any date fixed for the payment of any principal, interest or fees under this Agreement or the Notes (excluding any such postponement pursuant to Section 2.01(d)), (iii) an increase in the Commitments (excluding any such increases pursuant to Section 2.01(c)) or (iv) amending or waiving compliance Section 2.08; (b) the written consent of the Company and all the Lenders shall be required in order to amend or waive any provision of the Agreement or the Notes which would have the effect of (i) amending or waiving compliance with the last sentence of Section 2.01(a), Section 8.05 or this Section 8.01, (ii) amending the definition of Required Lenders or (iii) any release or modification of any Guarantor’s guarantee under Article IX; (c) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement, and (d) the Commitment of any Lender shall not be extended without the prior written consent of such Lender.
           SECTION 8.02 Notices, Communications and Treatment of Information. (a) Notices. (i) All notices, demands, requests, consents and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified as follows:
(1)	if to the Company or any other Loan Party,
Stanley Black & Decker , Inc.
1000 Stanley Drive
New Britain, Connecticut 06053
Attention of: Treasurer
Telecopier No.: (860) 827-3911
E-Mail Address:
(2)	if to the Administrative Agent
Citibank, N.A.
388 Greenwich Street
New York, NY 10013
Attention of:
Telecopier No.:
E-Mail Address:
      (3) if to any Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire or at such other address as shall be notified in writing (x) in the case of the Company and the Administrative Agent, to the other parties and (y) in the case of all other parties, to the Company and the Administrative Agent.
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     (ii) All notices, demands, requests, consents and other communications described in clause (i) shall be effective (1) if delivered by hand, including any overnight courier service, upon personal delivery, (2) if delivered by mail, when deposited in the mails, (3) if delivered by posting to an Approved Electronic Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Approved Electronic Platform, website or other device (to the extent permitted by Section 8.02(b) to be delivered thereunder), when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified in respect of such posting that a communication has been posted to the Approved Electronic Platform and (4) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in clause (i); provided, however, that notices and communications to the Administrative Agent pursuant to Article 7 shall not be effective until received by the Administrative Agent; and provided further, however, that notices and communications to the Company delivered via telecopier, electronic mail or other telecommunications device shall not be effective until verbal confirmation of receipt of such communication by the Treasurer is provided to the sending party.
     (iii) Notwithstanding clauses (i) and (ii) (unless the Administrative Agent requests that the provisions of clause (i) and (ii) be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of any Approved Electronic Communication by any other means, the Loan Parties shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify to the Company. Nothing in this clause (iii) shall prejudice the right of the Administrative Agent or any Lender to deliver any Approved Electronic Communication to any Loan Party in any manner authorized in this Agreement or to request that the Company effect delivery in such manner.
     (b) Posting of Approved Electronic Communications. (i) Each of the Lenders and each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).
     (ii) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal
Four Year Credit Agreement

basis, each of the Lenders and each Loan Party acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders and each Loan Party hereby approves distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.
     (c) (i) THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF THE ADMINISTRATIVE AGENT OR ANY OTHER MEMBER OF THE AGENT’S GROUP WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS ANY LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM EXCEPT FOR ERRORS OR OMISSIONS CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE ADMINISTRATIVE AGENT OR ANY OTHER MEMBER OF THE AGENT’S GROUP. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.
     (ii) Each of the Lenders and each Loan Party agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.
     (d) Confidentiality. Each of the Administrative Agent and the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process or in connection with assignments or pledges made in accordance with Section 8.08(c), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially
Four Year Credit Agreement

the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party and direct or indirect counterparty (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or other transaction under which payments are to be made by reference to the Company and its obligations, this Agreement or payments hereunder or other credit insurance provider relating to the Company and its obligations, this Agreement or payments hereunder, (iii) any rating agency, or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Company or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Company.
          For purposes of this Section, “Information” means all information received from the Company or any of its Subsidiaries relating to the Company or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Company or any of its Subsidiaries, provided that, in the case of information received from the Company or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     (e) Treatment of Information. (i) Certain of the Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that does not contain material non-public information with respect to any of the Loan Parties or their securities (“Restricting Information”). Other Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that may contain Restricting Information. Each Lender acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning the issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other Person. Neither the Administrative Agent nor any of its Related Parties shall, by making any Communications (including Restricting Information) available to a Lender, by participating in any conversations or other interactions with a Lender or otherwise, make or be deemed to make any statement with regard to or otherwise warrant that any such information or Communication does or does not contain Restricting Information nor shall the Administrative Agent or any of its Related Parties be responsible or liable in any way for any decision a Lender may make to limit or to not limit its access to Restricting Information. In particular, none of the Administrative Agent or any of its Related Parties (i) shall have, and the Administrative Agent, on behalf of itself and each of its Related Parties, hereby disclaims, any duty to ascertain or inquire as to whether or not a Lender has or has not limited its access to Restricting Information, such Lender’s policies or procedures regarding the safeguarding of material, nonpublic information or such Lender’s compliance with applicable laws related thereto or (ii) shall have, or incur, any liability to any Loan Party or Lender or any of their respective Related Parties arising out
Four Year Credit Agreement

of or relating to the Administrative Agent or any of its Related Parties providing or not providing Restricting Information to any Lender.
     (ii) Each Loan Party agrees that (i) all Communications it provides to the Administrative Agent intended for delivery to the Lenders whether by posting to the Approved Electronic Platform or otherwise shall be clearly and conspicuously marked “PUBLIC” if such Communications do not contain Restricting Information which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Communications “PUBLIC,” each Loan Party shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Communications as either publicly available information or not material information (although, in this latter case, such Communications may contain sensitive business information and, therefore, remain subject to the confidentiality undertakings of Section 8.02(c)) with respect to such Loan Party or its securities for purposes of United States Federal and state securities laws, (iii) all Communications marked “PUBLIC” may be delivered to all Lenders and may be made available through a portion of the Approved Electronic Platform designated “Public Side Information,” and (iv) the Administrative Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as Restricting Information and may post such Communications to a portion of the Approved Electronic Platform not designated “Public Side Information.” Neither the Administrative Agent nor any of its Affiliates shall be responsible for any statement or other designation by a Loan Party regarding whether a Communication contains or does not contain material non-public information with respect to any of the Loan Parties or their securities nor shall the Administrative Agent or any of its Affiliates incur any liability to any Loan Party, any Lender or any other Person for any action taken by the Administrative Agent or any of its Affiliates based upon such statement or designation, including any action as a result of which Restricting Information is provided to a Lender that may decide not to take access to Restricting Information. Nothing in this clause (ii) shall modify or limit a Lender’s obligations under Section 8.02(b) with regard to Communications and the maintenance of the confidentiality of or other treatment of Information.
     (iii) Each Lender acknowledges that circumstances may arise that require it to refer to Communications that might contain Restricting Information. Accordingly, each Lender agrees that it will nominate at least one designee to receive Communications (including Restricting Information) on its behalf and identify such designee (including such designee’s contact information) on such Lender’s Administrative Questionnaire. Each Lender agrees to notify the Administrative Agent from time to time of such Lender’s designee’s e-mail address to which notice of the availability of Restricting Information may be sent by electronic transmission.
     (iv) Each Lender acknowledges that Communications delivered hereunder and under the other Loan Documents may contain Restricting Information and that such Communications are available to all Lenders generally. Each Lender that elects not to take access to Restricting Information does so voluntarily and, by such election, acknowledges and agrees that the Administrative Agent and other Lenders may have access to Restricting Information that is not available to such electing Lender. None of the Administrative Agent or any Lender with access to Restricting Information shall have any duty to disclose such Restricting Information to such electing Lender or to use such
Four Year Credit Agreement

Restricting Information on behalf of such electing Lender, and shall not be liable for the failure to so disclose or use, such Restricting Information.
     (v) The provisions of the foregoing clauses of this subsection (d) are designed to assist the Administrative Agent, the Lenders and the Loan Parties, in complying with their respective contractual obligations and applicable law in circumstances where certain Lenders express a desire not to receive Restricting Information notwithstanding that certain Communications hereunder or under the other Loan Documents or other information provided to the Lenders hereunder or thereunder may contain Restricting Information. Neither the Administrative Agent nor any of its Related Parties warrants or makes any other statement with respect to the adequacy of such provisions to achieve such purpose nor does the Administrative Agent or any of its Related Parties warrant or make any other statement to the effect that any Loan Party’s or Lender’s adherence to such provisions will be sufficient to ensure compliance by such Loan Party or Lender with its contractual obligations or its duties under applicable law in respect of Restricting Information and each of the Lenders and each Loan Party assumes the risks associated therewith.
          SECTION 8.03 No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
          SECTION 8.04 Costs and Expenses; Breakage Indemnification. (a) The Company agrees to pay on demand all reasonable costs and expenses, if any (including, without limitation, reasonable counsel fees and expenses), of (i) the Administrative Agent in connection with the negotiation, syndication, execution and delivery of this Agreement, the other Loan Documents and the other documents delivered hereunder and (ii) the Administrative Agent and each Lender in connection with enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable counsel fees and expenses in connection with the enforcement of rights under this Section 8.04(a).
     (b) If any payment, prepayment or conversion of any Eurocurrency Rate Advance is made by the Company or a Designated Borrower, as applicable, to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of acceleration of the maturity of the Advances and the Notes pursuant to Section 6.01 or for any other reason other than in connection with Section 2.02(c), such Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Advance.
     (c) The Company agrees to indemnify and hold harmless the Administrative Agent and each Lender and each of their affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and
Four Year Credit Agreement

all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with the actual or proposed use of the proceeds of the Advances, including in connection with any acquisition or proposed acquisition by the Company or any Subsidiary of the Company of another Person or one or more businesses of another Person (whether by means of a stock purchase, asset acquisition or otherwise), whether or not such investigation, litigation or proceeding is brought by the Company, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. The Company agrees not to assert any claim against any Indemnified Party on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the transactions contemplated hereby or the actual or proposed use of the proceeds of the Advances.
     (d) Without prejudice to the survival of any other agreement of the Loan Parties hereunder, the agreements and obligations of the Loan Parties contained in Sections 2.08, 2.10 and 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.
          SECTION 8.05 Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the Advances owing to it (other than pursuant to Section 2.02(d), 2.06, 2.08, 2.10 or 8.04(b)) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Company agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 8.05 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Company in the amount of such participation.
          SECTION 8.06 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company, the Subsidiary Guarantor, each Designated Borrower, the Administrative Agent and the Lenders and their respective successors and assigns, except that no Loan Party shall have the right to assign its rights or obligations hereunder or under any Note or any interest herein or therein (other than as permitted by Section 5.02(b)) without the prior written consent of all of the Lenders.
Four Year Credit Agreement

          SECTION 8.07 Assignments and Participations. (a) Each Lender may assign to one or more Persons (other than the Company or any of its Affiliates) all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, and the Advances owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment (other than assignment to an affiliate of such Lender) shall require the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed, and which consent of the Company shall not be required if an Event of Default exists, (ii) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement, (iii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, and (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance (which shall include the agreement of the assignee party to such assignment, for the benefit of the Borrowers, to be bound by the terms and provisions of this Agreement to the same extent as if it were an original party hereto), together with any Note subject to such assignment and the assignor or assignee shall pay to the Administrative Agent a processing and recordation fee of $3,500. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).
     (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Administrative Agent to take
Four Year Credit Agreement

such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.
     (c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit D hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Company. In the case of any Lender that holds a Note, within five Business Days after its receipt of such notice, the relevant Borrower, at its own expense, shall execute and deliver to the Administrative Agent in simultaneous exchange for the surrendered Note a new Note to the order of such assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment hereunder, a new Note to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit E. Such Assignment and Acceptance shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Person as a Lender and the resulting adjustment of the Commitments, if any, arising from such assignment of Commitments to such Person.
     (d) The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance and each Additional Commitment Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). In addition, the Administrative Agent shall maintain on the Register information regarding the designation and revocation of designation of any Lender as a Defaulting Lender. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Loan Parties, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company or any Lender at any reasonable time and from time to time upon reasonable prior notice.
     (e) Each Lender may sell participations to one or more banks or other financial institutions, or other entities engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of their business, in all or a portion of its rights and/or obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Advances owing to it and the Note or Notes held by it); provided that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment) shall remain unchanged, (ii) such Lender shall remain solely responsible to the Borrowers for the performance of such obligations, (iii) the Loan Parties shall continue to deal solely and
Four Year Credit Agreement

directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) such participant’s right to consent to any modification, waiver or release of any of the provisions of this Agreement shall be limited to the right to consent to (A) any reduction in principal, interest or fees payable to such Lender under this Agreement, (B) the postponement of any date fixed for the payment of any principal, interest or fees under this Agreement and (C) any amendments to the foregoing clauses (A) and (B).
          SECTION 8.08 Limitation on Assignments and Participations. (a) Any Lender may, in connection with any actual or proposed assignment or participation pursuant to Section 8.07, disclose to the actual or proposed assignee or participant any information relating to any Loan Party furnished to such Lender by or on behalf of such Loan Party; provided that the actual or proposed assignee or participant shall have agreed prior to any such disclosure to preserve the confidentiality of any confidential information relating to such Loan Party received by it from such Lender or such Loan Party.
     (b) Notwithstanding anything in Section 8.07 to the contrary, no Lender shall have the right to assign its rights and obligations hereunder or any interest therein or to sell participations to one or more banks or other financial institutions in all or a portion of its rights hereunder or any interest therein where the result of such assignment or participation would be reasonably expected to entitle the Lender to claim additional amounts pursuant to Section 2.02(d), 2.06, 2.08, 2.10 or 8.04 or would otherwise result in an increase in a Borrower’s obligations.
     (c) Anything in this Section 8.08 to the contrary notwithstanding, any Lender may assign and pledge all or any portion of its rights to payment of the Advances owing to it hereunder to any Federal Reserve Bank or Central Bank(and its transferees) as collateral security (i) pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any applicable Operating Circular issued by such Federal Reserve Bank or Central Bank or (ii) to any central bank having jurisdiction over such Lender. No such assignment shall have the effect of releasing such Lender from its obligations hereunder.
          SECTION 8.09 Withholding. If any Lender, or any Person that becomes a party to this Agreement pursuant to Section 2.01(c), 2.01(d) or 8.07, is not incorporated under the laws of the United States of America or a state thereof, such Person agrees that, prior to the first date on which any payment is due to it hereunder, it will deliver to each of the Company and the Administrative Agent (i) two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI or successor applicable form, as the case may be, certifying in each case that such Person is entitled to receive payments under this Agreement, without deduction or withholding of any United States federal income taxes, and (ii) an Internal Revenue Service Form W-8BEN or successor applicable form, as the case may be, to establish an exemption from United States backup withholding tax. Each Person which delivers to the Company a Form W- 8BEN or W-8ECI pursuant to the preceding sentence further undertakes to deliver to each of the Company and the Administrative Agent two further copies of Form W-8BEN or W-8ECI, or successor applicable forms, or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Company and the Administrative Agent, and such extensions or renewals thereof as may reasonably be requested
Four Year Credit Agreement

by the Company or the Administrative Agent, certifying in the case of a Form W-8BEN or W-8ECI that such Person is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Person from duly completing and delivering any such form with respect to it and such Person advises the Company and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, and in the case of a Form W-8BEN, establishing an exemption from United States backup withholding tax.
          SECTION 8.10 Mitigation. In the event that any Lender claims any amounts under Sections 2.02(d), 2.06, 2.08, 2.10 or 8.04(b), it shall use all reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to take actions (including, without limitation, changing the jurisdiction of its Applicable Lending Office) so as to eliminate such additional amounts; provided that such Lender shall not be required to take any action if, in its reasonable judgment, such action would be materially disadvantageous to it.
          SECTION 8.11 Governing Law; Waiver of Jury Trial. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.
          SECTION 8.12 Execution in Counterparts. This Agreement may be executed in any number of counterparts each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.
          SECTION 8.13 Submission to Jurisdiction; Etc.
     (a) Submission to Jurisdiction. Each Loan Party hereby submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement and the Notes.
     (b) Service of Process. Each Designated Borrower agrees that service of process in any action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to CT Corporation System (the “Process Agent”) as agent for such Designated Borrower in New York, New York for service of process at its address at 111 Eighth Avenue, New York, New York 10011, or at such other address of which the Administrative Agent shall have been notified in writing by such Designated Borrower; provided that, if the Process Agent ceases to act as such Designated Borrower’s agent for service of process, such Designated Borrower will, by an instrument reasonably satisfactory to the Administrative Agent, appoint another Person (subject to the approval of the Administrative Agent) in the Borough of Manhattan, New York, New York to act as such
Four Year Credit Agreement

Designated Borrower’s agent for service of process. Each other party hereto irrevocably consents to service of process in the manner provided for notices in Section 8.02. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.
     (c) Waiver of Venue. Each Loan Party irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and a claim that such proceeding brought in such a court has been brought in an inconvenient forum.
          SECTION 8.14 Judgment Currency. This is an international loan transaction in which the specification of Dollars or an Alternate Currency, as the case may be (the “Specified Currency”), and any payment in New York City or the country of the Specified Currency, as the case may be (the “Specified Place”), is of the essence, and, except as otherwise provided in this Agreement, the Specified Currency shall be the currency of account in all events relating to Advances denominated in the Specified Currency. Except as otherwise provided in this Agreement, the payment obligations of the Designated Borrowers under this Agreement and the other Loan Documents shall not be discharged by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the Specified Currency and transfer to the Specified Place under normal banking procedures does not yield the amount of the Specified Currency at the Specified Place due hereunder. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in the Specified Currency into another currency (the “Second Currency”), the rate of exchange which shall be applied shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the Specified Currency with the Second Currency on the Business Day next preceding that on which such judgment is rendered. The obligation of each Designated Borrower in respect of any such sum due from it to the Administrative Agent or any Lender in respect of any judgment in any court shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be due hereunder or under the Notes in the Second Currency to the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase and transfer to the Specified Place the Specified Currency with the amount of the Second Currency so adjudged to be due; and the Company hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify the Administrative Agent or such Lender, as the case may be, against, and to pay the Administrative Agent or such Lender, as the case may be, on demand in the Specified Currency, any difference between the sum originally due to the Administrative Agent or such Lender, as the case may be, for such judgment in the Specified Currency and the amount of the Specified Currency so purchased and transferred.
          SECTION 8.15 USA PATRIOT Act. Each Lender hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Loan Parties in accordance with the Act.
Four Year Credit Agreement

          SECTION 8.16 No Fiduciary Duty. The Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties. Each of the Loan Parties agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lenders and any Loan Party, its stockholders or its affiliates. Each of the Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between the Lenders, on the one hand, and each of the Loan Parties, on the other, (ii) in connection therewith and with the process leading to such transaction each of the Lenders is acting solely as a principal and not the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other person, (iii) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender or any of its affiliates has advised or is currently advising any Loan Party on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (iv) each of the Loan Parties has consulted its own legal and financial advisors to the extent it deemed appropriate. Each of the Loan Parties further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each of the Loan Parties agree that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to any Loan Party, in connection with such transaction or the process leading thereto.
ARTICLE IX
GUARANTEE
          SECTION 9.01 Guarantee; Limitation of Liability. (a) To induce the other parties to enter into this Agreement and for other valuable consideration, receipt of which is hereby acknowledged, each of the Guarantors, jointly and severally, hereby unconditionally and irrevocably guarantees to the Administrative Agent, each Lender and their respective successors and permitted assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Advances to and the Notes of each other Loan Party and all other amounts whatsoever now or hereafter payable or becoming payable by each other Loan Party under this Agreement and each other Loan Document, in each case strictly in accordance with the terms thereof (collectively, the “Guaranteed Obligations”). Each Guarantor hereby further agrees that if any other Loan Party shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, such Guarantor will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal. This Section 9.01 is a continuing guarantee and is a guarantee of payment and is not merely a guarantee of collection and shall apply to all Guaranteed Obligations whenever arising.
          (b) Each Guarantor, and by its acceptance of this Article IX, the Administrative Agent and each Lender, hereby confirms that it is the intention of all such Persons that this Article IX and the obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of any bankruptcy law, the Uniform Fraudulent
Four Year Credit Agreement

Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this guarantee and the obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent, the Lenders and the Guarantors hereby irrevocably agree that the obligations of the Subsidiary Guarantor under this Article IX at any time shall be limited to the maximum amount as will result in the obligations of such Guarantor under this Article IX not constituting a fraudulent transfer or conveyance.
          (c) Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to the Administrative Agent or any Lender under this Article IX or any other guarantee, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Administrative Agent and the Lenders under or in respect of the Loan Documents.
          SECTION 9.02 Acknowledgments, Waivers and Consents. Each Guarantor agrees that its obligations under Section 9.01 shall be primary, absolute, irrevocable and unconditional under any and all circumstances and that the guarantee therein is made with respect to any Guaranteed Obligations now existing or in the future arising. Without limiting the foregoing, each Guarantor agrees that:
     (a) The occurrence of any one or more of the following shall not affect the enforceability or effectiveness of this Article IX in accordance with its terms or affect, limit, reduce, discharge or terminate the liability of such Guarantor, or the rights, remedies, powers and privileges of the Administrative Agent or any Lender, under this Article IX:
     (i) any modification or amendment (including by way of amendment, extension, renewal or waiver), or any acceleration or other change in the time for payment or performance of the terms of all or any part of the Guaranteed Obligations or any Loan Document, or any other agreement or instrument whatsoever relating thereto, or any modification of the Commitments;
     (ii) any release, termination, waiver, abandonment, lapse or expiration, subordination or enforcement of the liability of any other guarantee of all or any part of the Guaranteed Obligations;
     (iii) any application of the proceeds of any other guarantee (including the obligations of any other guarantor of all or any part of the Guaranteed Obligations) to all or any part of the Guaranteed Obligations in any such manner and to such extent as the Administrative Agent may determine;
     (iv) any release of any other Person (including any other guarantor with respect to all or any part of the Guaranteed Obligations) from any personal liability with respect to all or any part of the Guaranteed Obligations;
     (v) any settlement, compromise, release, liquidation or enforcement, upon such terms and in such manner as the Administrative Agent may determine or as applicable law may dictate, of all or any part of the Guaranteed Obligations or any other guarantee of (including any letter of credit issued with respect to) all or any part of the Guaranteed Obligations;
Four Year Credit Agreement

     (vi) the giving of any consent to the merger or consolidation of, the sale of substantial assets by, or other restructuring or termination of the corporate existence of, any other Loan Party or any other Person or any disposition of any shares of any Loan Party;
     (vii) any proceeding against any other Loan Party or any other guarantor of all or any part of the Guaranteed Obligations or any collateral provided by any other Person or the exercise of any rights, remedies, powers and privileges of the Administrative Agent and the Lenders under the Loan Documents or otherwise in such order and such manner as the Administrative Agent may determine, regardless of whether the Administrative Agent or the Lenders shall have proceeded against or exhausted any collateral, right, remedy, power or privilege before proceeding to call upon or otherwise enforce this Article IX;
     (viii) the entering into such other transactions or business dealings with any other Loan Party, any Subsidiary or affiliate thereof or any other guarantor of all or any part of the Guaranteed Obligations as the Administrative Agent or any Lender may desire; or
     (ix) all or any combination of any of the actions set forth in this Section 9.02(a).
     (b) The enforceability and effectiveness of this Article IX and the liability of such Guarantor, and the rights, remedies, powers and privileges of the Administrative Agent and the Lenders, under this Article IX shall not be affected, limited, reduced, discharged or terminated, and each Guarantor hereby expressly waives to the fullest extent permitted by law any defense now or in the future arising, by reason of:
     (i) the illegality, invalidity or unenforceability of all or any part of the Guaranteed Obligations, any Loan Document or any other agreement or instrument whatsoever relating to all or any part of the Guaranteed Obligations;
     (ii) any disability or other defense with respect to all or any part of the Guaranteed Obligations, including the effect of any statute of limitations that may bar the enforcement of all or any part of the Guaranteed Obligations or the obligations of any other guarantor of all or any part of the Guaranteed Obligations;
     (iii) the illegality, invalidity or unenforceability of any security for or other guarantee (including any letter of credit) of all or any part of the Guaranteed Obligations or the lack of perfection or continuing perfection or failure of the priority of any Lien on any collateral for all or any part of the Guaranteed Obligations;
     (iv) the cessation, for any cause whatsoever, of the liability of any other Loan Party or any other guarantor with respect to all or any part of the Guaranteed Obligations (other than, subject to Section 9.03, by reason of the full payment of all Guaranteed Obligations);
     (v) any failure of the Administrative Agent or any Lender to marshal assets in favor of any other Loan Party or any other Person (including any other guarantor of all or any part of the Guaranteed Obligations), to exhaust any collateral for all or any part of the
Four Year Credit Agreement

Guaranteed Obligations, to pursue or exhaust any right, remedy, power or privilege it may have against such other Loan Party or any other guarantor of all or any part of the Guaranteed Obligations or any other Person or to take any action whatsoever to mitigate or reduce such or any other Person’s liability, the Administrative Agent and the Lenders being under no obligation to take any such action notwithstanding the fact that all or any part of the Guaranteed Obligations may be due and payable and that such other Loan Party may be in default of its obligations under any Loan Document;
     (vi) any counterclaim, set-off or other claim which any other Loan Party or any other guarantor of all or any part of the Guaranteed Obligations has or claims with respect to all or any part of the Guaranteed Obligations, or any counterclaim, set-off or other claim which such Guarantor may have with respect to all or any part of any obligations owed to such Guarantor by the Administrative Agent or any Lender (other than, without prejudice to Section 9.03, any counterclaim or other claim that the amount of such Guaranteed Obligation which is being claimed has been finally paid in full);
     (vii) any failure of the Administrative Agent or any Lender or any other Person to file or enforce a claim in any bankruptcy or other proceeding with respect to any Person;
     (viii) any bankruptcy, insolvency, reorganization, winding-up or adjustment of debts, or appointment of a custodian, liquidator or the like of it, or similar proceedings commenced by or against any Person, including any discharge of, or bar or stay against collecting, all or any part of the Guaranteed Obligations (or any interest on all or any part of the Guaranteed Obligations) in or as a result of any such proceeding;
     (ix) any action taken by the Administrative Agent or any Lender that is authorized under this Article IX or by any other provision of any Loan Document or any omission to take any such action;
     (x) any law, regulation, decree or order of any jurisdiction or Governmental Authority or any event affecting any term of the Guaranteed Obligations; or
     (xi) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.
     (c) To the fullest extent permitted by law, each Guarantor expressly waives, for the benefit of the Administrative Agent and the Lenders, all diligence, presentment, demand for payment or performance, notices of nonpayment or nonperformance, protest, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any other Loan Party under any Loan Document or other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations, and all notices of acceptance of this Article IX or of the existence, creation, incurring or assumption of new or additional Guaranteed Obligations.
          SECTION 9.03 Reinstatement. The obligations of each Guarantor under this Article IX shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any other Loan Party in respect of the Guaranteed Obligations is rescinded or
Four Year Credit Agreement

must otherwise be restored or returned by the Administrative Agent or any Lender, whether as a result of insolvency, any proceedings in bankruptcy, dissolution, liquidation or reorganization or otherwise.
          SECTION 9.04 Subrogation. Each Guarantor hereby agrees that, until the final payment in full of all Guaranteed Obligations, it shall not exercise any right or remedy arising by reason of any performance by it of its guarantee in Section 9.01, whether by subrogation, reimbursement, contribution or otherwise, against any other Loan Party or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.
          SECTION 9.05 Remedies. Each Guarantor agrees that, as between such Guarantor and the Administrative Agent and the Lenders, the obligations of any other Loan Party under this Agreement or any other Loan Documents may be declared to be forthwith due and payable as provided in Section 6.01 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 6.01) for purposes of Section 9.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against such other Loan Party and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by such other Loan Party) shall forthwith become due and payable by such Guarantor for purposes of Section 9.01.
          SECTION 9.06 Payments. Each payment by any Guarantor under this Article IX shall be made in accordance with Section 2.09 in the Currency in which the Guaranteed Obligations in respect of which such payment is made are denominated, without deduction, set-off or counterclaim at the Administrative Agent’s Account and free and clear of any and all present and future Taxes.
[remainder of page intentionally left blank]
Four Year Credit Agreement

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective signatories thereunto duly authorized, as of the date first above written.

STANLEY BLACK & DECKER, INC.
By	/s/ Catherine S. Ennis
	Name:	Catherine S. Ennis
	Title:	Assistant Treasurer

THE BLACK & DECKER CORPORATION, as Subsidiary Guarantor
By	/s/ Catherine S. Ennis
	Name:	Catherine S. Ennis
	Title:	Assistant Treasurer

Four Year Credit Agreement

CITIBANK, N.A., as Administrative Agent and as Lender
By	/s/ Shannon A. Sweeney
	Name:	Shannon A. Sweeney
	Title:	Vice President

Four Year Credit Agreement

LENDERS BANK OF AMERICA, N.A.
By	/s/ Jeffrey J. McLaughlin
	Name:	Jeffrey J. McLaughlin
	Title:	Managing Director

Four Year Credit Agreement

J.P. MORGAN CHASE BANK, N.A.
By	/s/ Robert D. Bryant
	Name:	Robert D. Bryant
	Title:	Vice President

BARCLAYS BANK PLC
By	/s/ Noam Azachi
	Name:	Noam Azachi
	Title:	Assistant Vice President

BNP PARIBAS
By	/s/ Mike Shryock
	Name:	Mike Shryock
	Title:	Managing Director

By	/s/ Andrea Sanger
	Name:	Andrea Sanger
	Title:	Vice President

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH
By	/s/ John D. Toronto
	Name:	John D. Toronto
	Title:	Managing Director

By	/s/ Vipul Dhadda
	Name:	Vipul Dhadda
	Title:	Associate

GOLDMAN SACHS BANK USA
By	/s/ Mark Walton
	Name:	Mark Walton
	Title:	Authorized Signatory

Four Year Credit Agreement

UBS LOAN FINANCE LLC
By	/s/ Irja R. Otsa
	Name:	Irja R. Otsa
	Title:	Associate Director

By	/s/ Mary E. Evans
	Name:	Mary E. Evans
	Title:	Associate Director

WELLS FARGO BANK, N.A.
By	/s/ Jordan Fragiacomo
	Name:	Jordan Fragiacomo
	Title:	Director

THE BANK OF NEW YORK MELLON
By	/s/ Paul F. Noel
	Name:	Paul F. Noel
	Title:	Managing Director

MORGAN STANLEY BANK, N.A.
By	/s/ Sherrese Clarke
	Name:	Sherrese Clark
	Title:	Authorized Signatory

HSBC BANK USA, NATIONAL ASSOCIATION
By	/s/ Manuel Burgueno
	Name:	Manuel Burgueno
	Title:	Vice President

Four Year Credit Agreement

ING BANK N.V., DUBLIN BRANCH
By	/s/ Maurice Kenny
	Name:	Maurice Kenny
	Title:	Director

By	/s/ Aidan Neill
	Name:	Aidan Neill
	Title:	Director

ROYAL BANK OF CANADA
By	/s/ Jennifer Lee-You
	Name:	Jennifer Lee-You
	Title:	Attorney-In-Fact

RBS CITIZENS, N.A.
By	/s/ Donald A. Wright
	Name:	Donald A. Wright
	Title:	Senior Vice President

THE BANK OF NOVA SCOTIA
By	/s/ David Mahmood
	Name:	David Mahmood
	Title:	Managing Director

COMMERZBANK AG, NEW YORK AND GRAND CAYMAN BRANCHES
By	/s/ Matthew Havens
	Name:	Matthew havens
	Title:	Assistant Vice President

By	/s/ Sandy Bau
	Name:	Sandy Bau
	Title:	Associate

Four Year Credit Agreement

SKANDINAVISKA ENSKILDA BANKEN AB (PUBL)
By	/s/ Penny Neville-Park
	Name:	Penny Neville-Park
Title:

By	/s/ Krissy Rands
	Name:	Krissy Rands
Title:

SOCIETE GENERALE
By	/s/ Kimberly Metzger
	Name:	Kimberly Metzger
	Title:	Director

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.
By	/s/ Maria Iarriccio
	Name:	Maria Iarriccio
	Title:	Authorized Signatory

Four Year Credit Agreement

SCHEDULE I
ADDRESS AND APPLICABLE LENDING OFFICES

Name of Lenders and Addresses
For Notices	Domestic Lending Office	Eurocurrency Lending Office

Citibank, N.A. Building #3 1615 Brett Rd New Castle, DE 19720	Citibank, N.A. Building #3 1615 Brett Rd New Castle, DE 19720	Citibank, N.A. Building #3 1615 Brett Rd New Castle, DE 19720

Attn: Bank Loan Syndications Fax 212-994-0961	Attn: Bank Loan Syndications Fax 212-994-0961	Attn: Bank Loan Syndications Fax 212-994-0961

Bank of America, N.A. 100 Federal Street Boston, MA 02110	Bank of America, N.A. 100 Federal Street Boston, MA 02110	Bank of America, N.A. 100 Federal Street Boston, MA 02110

Attn: Jeff McLaughlin Tel: (617) 434.8332 Fax: (617) 434.8426	Attn: Jeff McLaughlin Tel: (617) 434.8332 Fax: (617) 434.8426	Attn: Jeff McLaughlin Tel: (617) 434.8332 Fax: (617) 434.8426

SCHEDULE I

SCHEDULE I (cont’d)
LENDERS AND COMMITMENTS

Lenders	Commitment
Citibank, N.A.	$100,000,000
Bank of America, N.A.	100,000,000
J.P. Morgan Chase Bank, N.A.	100,000,000
Barclays Bank PLC	80,000,000
BNP Paribas	80,000,000
Credit Suisse AG Cayman Islands Branch	80,000,000
Goldman Sachs Bank USA	80,000,000
UBS Loan Finance LLC	80,000,000
Wells Fargo Bank, N.A.	80,000,000
The Bank of New York Mellon	60,000,000
Morgan Stanley Bank, N.A.	50,000,000
HSBC Bank USA, National Association	40,000,000
ING Bank N.V., Dublin Branch	40,000,000
Royal Bank of Canada	40,000,000
Royal Bank of Scotland	40,000,000
The Bank of Nova Scotia	30,000,000
Commerzbank AG, New York and Grand Cayman Branches	30,000,000
Skandinaviska Enskilda Banken AB	30,000,000
Societe Generale	30,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	30,000,000

TOTAL	$1,200,000,000

SCHEDULE I

SCHEDULE II
MANDATORY COST RATE
Calculation of Mandatory Cost Rate
1.	The MCR Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period for any Advance denominated in Pounds Sterling or Euros (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender participating in such Advance, in accordance with the paragraphs set out below. The MCR Cost will be calculated by the Administrative Agent as a weighted average of such Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each such Lender in the relevant Advance) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from an Applicable Lending Office in a Participating Member State (as defined in Section 2.15) will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Advances made from that Applicable Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Applicable Lending Office.

4.	The Additional Cost Rate for any Lender lending from an Applicable Lending Office in the United Kingdom will be calculated by the Administrative Agent as follows:
(a)	in relation to an Advance made in Pounds Sterling:

AB + C(B - D) + E × 0.01 100 - (A + C)	per cent. per annum
(b)	in relation to a Advance made in any Alternate Currency other than Pounds Sterling:

E × 0.01 300	per cent. per annum.

SCHEDULE II

Where:
A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which such Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Applicable Margin and the MCR Cost and, if applicable, any additional amount of interest specified in Section 2.07(b)) payable for the relevant Interest Period on the Advance.

C	is the percentage (if any) of Eligible Liabilities which such Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in Pounds Sterling per £1,000,000;
5.	For the purposes of this Schedule:
(a)	“Eligible Liabilities” has the meaning given to it from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England.

(b)	“Fees Rules” means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits.

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate).

(d)	“Special Deposits” has the meaning given to it from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England.

(e)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.
6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the

SCHEDULE II

rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in Pounds Sterling per £1,000,000 of the Tariff Base of that Reference Bank.

8.	Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:
(a)	the jurisdiction of its Applicable Lending Office; and

(b)	any other information that the Agent may reasonably require for such purpose.
Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with an Applicable Lending Office in the same jurisdiction as its Applicable Lending Office.

10.	The Administrative Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Administrative Agent shall distribute the additional amounts received as a result of the MCR to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Administrative Agent pursuant to this Schedule II in relation to a formula, the MCR, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.	The Administrative Agent may from time to time, after consultation with the Company and the Lenders, determine and provide notice to the Company and the Lenders of any amendments which are required to be made to this Schedule II in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties to the Credit Agreement.

SCHEDULE II

SCHEDULE III
DESIGNATED BORROWER JURISDICTIONS
United Kingdom
Belgium
Luxembourg
Switzerland

SCHEDULE III

EXHIBIT A-1
RATE REQUEST
Citibank, N.A., as Reference Bank
  under the Credit Agreement
  referred to below
388 Greenwich Street
New York, NY 10013
Attn: [________]
[Date]
Ladies and Gentlemen:
     The undersigned, Stanley Black & Decker, Inc., refers to the Four Year Credit Agreement, dated as of March 11, 2011 (as amended, modified or supplemented from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined) among the undersigned, The Black & Decker Corporation, certain Lenders parties thereto, and Citibank, N.A., as Administrative Agent for said Lenders and hereby requests notification from you pursuant to Section 2.02(a) thereof of the Eurocurrency Rate which is applicable to the Advance to be made (or converted or continued) on ____, 20__ in the principal amount of [$____] [€____] [£____] with the Interest Period of _____ months.

Very truly yours, STANLEY BLACK & DECKER, INC.
By
Name:
Title:

TO BE COMPLETED AND RETURNED BY
  REFERENCE BANK:
The rate requested above,
determined as required by
the Credit Agreement, is           .

CITIBANK, N.A., as Reference Bank
By
Authorized Officer

A1-1

EXHIBIT A-2
NOTICE OF BORROWING
Citibank, N.A., as Administrative Agent
  for the Lenders parties
  to the Credit Agreement
  referred to below
388 Greenwich Street
New York, NY 10013
Attn: [________]
[Date]
Ladies and Gentlemen:
          The undersigned, Stanley Black & Decker, Inc., refers to the Four Year Credit Agreement, dated as of March 11, 2011 (as amended, modified or supplemented from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, The Black & Decker Corporation, certain Designated Borrowers, certain Lenders parties thereto, and Citibank, N.A., as Administrative Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing on the following terms under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(b) of the Credit Agreement:
     (i) The Borrower is _______________.
     (ii) The Business Day of the Proposed Borrowing is ______, 20___.
     (iii) The Type of Advances comprising the Proposed Borrowing is [Base Rate]1 [Eurocurrency Rate].
     (iv) The aggregate amount of the Proposed Borrowing is [$]2 [€] [£] ______ .
     [(v)] The Initial Interest Period for each Eurocurrency Rate Advance made as part of the Proposed Borrowing is _____ month[s]].

[1]	not available for any Designated Borrower

[2]	not available for any Designated Borrower

A2-1

     [(v) The proceeds of the Proposed Borrowing are to be used to buy or carry Margin Stock, and attached hereto are the certificates required pursuant to Section 3.02(ii) of the Credit Agreement and a duly completed Form U-1 or Form G-3.]3
          The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:
          (A) the representations and warranties contained in Section 4.01 of the Credit Agreement (other than the Excluded Representation) are correct in all material respects, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and
          (B) no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, which constitutes a Default or Event of Default.

Very truly yours, STANLEY BLACK & DECKER, INC.
By
Name:
Title:

[3]	if applicable

A2-2

EXHIBIT B
NOTICE OF CONVERSION OR CONTINUATION
[Date]
Citibank, N.A., as Administrative Agent
  for the Lenders parties
  to the Credit Agreement
  referred to below
388 Greenwich Street
New York, NY 10013
Attn: [________]
Ladies and Gentlemen:
          The undersigned, Stanley Black & Decker, Inc., refers to the Four Year Credit Agreement, dated as of March 11, 2011 (as amended, modified or supplemented from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, The Black & Decker Corporation, certain Lenders parties thereto, and Citibank, N.A., as Administrative Agent for said Lenders, and hereby gives you notice, pursuant to Section 2.04(b) of the Credit Agreement that [the undersigned] [NAME OF DESIGNATED BORROWER] hereby elects to [convert][continue] the Borrowing consisting of [Base Rate][Eurocurrency Rate] Advances:
     (i) which is in the amount of $_____;
     (ii) which, in the case of a Borrowing consisting of Eurocurrency Rate Advances, has an Interest Period of _ month(s);4 and
     (iii) which was borrowed (or previously converted or continued) on ________, 20_.

Omit clause (ii) if Committed Borrowing consisted of Base Rate Advances.

B-1

          Such [conversion][continuation] shall become effective on ______, 20_, at which time such Advances shall be [converted into][continued as] [Base Rate][Eurocurrency Rate] Advances:
     (i) which is in the amount of $ ______;5
and
     (ii) which has an Interest Period of__ month(s)6.

Very truly yours, STANLEY BLACK & DECKER, INC.
By
Name:
Title:

[2]	Omit clause (i) if conversion or continuation is for entire amount of Committed Borrowing.

[3]	Omit clause (ii) if conversion is into Base Rate Advance.

B-2

EXHIBIT C-1
FORM OF OPINION OF COUNSEL TO THE COMPANY
March 11, 2011
To each of the Lenders and to
Citibank, N.A., as Administrative Agent
For the Lenders
Re:	The $1,200,000,000 Four year Credit Agreement among Stanley Black & Decker, Inc., The Black & Decker Corporation, the Lenders party thereto and Citibank, N.A., as Administrative Agent
Ladies and Gentlemen:
     I am in-house counsel to, and represented, Stanley Black & Decker, Inc., a Connecticut corporation (the “Company”) and The Black & Decker Corporation, a Maryland corporation ( the “Subsidiary Guarantor”) in connection with the negotiation, execution and delivery of that certain $1,200,000,000 Four Year Credit Agreement, dated as of the date hereof, by and among the Company, the Subsidiary Guarantor, the lenders party thereto (the “Lenders”) and Citibank, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) (the “Credit Agreement”).
     This opinion is being delivered pursuant to Section 3.01(d) of the Credit Agreement. Capitalized terms used herein and not expressly defined herein have the definitions specified in the Credit Agreement.
     In addition to the Credit Agreement, I have examined originals, certified copies or copies otherwise identified as being true copies of the following:
(a)	the Certificate of Incorporation of the Company, as amended, as of the date hereof,

(b)	the Bylaws of the Company as in effect as of the date hereof;

(c)	the resolutions duly adopted at a meeting of the Board of Directors of the Company authorizing, among other things, the execution, delivery and performance by the Company of the Credit Agreement and the transactions contemplated thereby;

(d)	the Certificate of Legal Existence of the Company as of February 23, 2011 issued by the Connecticut Secretary of State;

(e)	the Certificate of the Treasurer of the Company, dated as of the date hereof, a copy of which is attached hereto as Exhibit A (the “Treasurer’s Certificate”); and

(f)	a copy of the Company’s Annual Report on Form 10-K for the year ended January 1, 2011 (the “Form 10-K”) filed with the Securities and Exchange Commission.
     With your concurrence, the opinions hereafter expressed, whether or not qualified by language such as “to my knowledge”, are based solely upon (1) my review of the Credit Agreement, and (2) inquiry among officers of the Company that have given substantive attention to the negotiation of the Credit Agreement, and (3) such review of published sources of law as I have deemed necessary. I have, in rendering the legal opinions set forth herein, made and, with your concurrence, the opinions hereafter expressed are based upon, certain assumptions which are described in Schedule A hereto. My opinions hereafter expressed are limited to the laws of the State of New York, the corporate laws of the State of Connecticut and Federal law.
     The opinions hereafter expressed with respect to the enforceability of any provisions of the Credit Agreement or any rights or remedies granted to the Lenders or the Administrative Agent under the Credit Agreement, are subject to the general qualifications that such rights and remedies may be subject to and affected by:
     (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium, or assignment for the benefit of creditors laws and other laws affecting the rights and remedies of creditors generally, including without limitation laws regarding fraudulent transfers, fraudulent conveyances, preferences, avoidance, automatic stay and turn-over;
     (ii) general principles of equity, including without limitation those governing the availability of equitable remedies, affording equitable defenses, requiring good faith, fair dealing and reasonableness in the performance and enforcement of a contract, and affording defenses based upon unconscionability, lack of notice, impracticability or impossibility of performance;
     (iii) general rules of contract law with respect to matters such as the election of remedies, the limits of severability, mutuality of obligations, and opportunity to cure, limitations on the enforceability of indemnification, contribution or exculpation provisions under applicable securities laws or otherwise and limitations on the enforceability of provisions that are in violation of public policy; and

     (iv) determination by the courts in which litigation may be instituted that certain provisions of the Credit Agreement pertaining to the payment of legal expenses, including attorneys’ fees, the waiving of hearings, the designation of federal and state courts as having jurisdiction and/or venue are reasonable and comply with, or are permitted by, applicable constitutional provisions and by applicable laws, regulations and rules of court.
     I express no opinion as to the enforceability of any provision in the Credit Agreement which purports to excuse or indemnify the Lenders or the Administrative Agent from any liability for negligent or intentional acts or omissions. I note that my opinion in paragraph 1 below as to the good standing of the Company is limited to the information provided in the certificate of the Secretary of State of the State of Connecticut to the effect that the Company has legal existence.
     I express no opinion concerning any provision in the Credit Agreement which purports to (i) establish evidentiary standards or make determinations conclusive, (ii) waive any rights which may not by law be waived (including the rights to notice and hearing), or (iii) effectuate any provision contained in the Credit Agreement which purports to limit the Lenders’ or the Administrative Agent’s liability. The provisions of the Credit Agreement regarding the declaration of a default or event of default may be subject to enforcement of a court imposed standard of materiality in determining whether an actionable event of default exists.
     Based upon and subject to the foregoing, I am of the opinion that:
     1. The Company is a corporation validly existing and in good standing under the laws of the State of Connecticut.
     2. The execution, delivery and performance by the Company and the Subsidiary Guarantor of the Credit Agreement and the consummation of the transaction contemplated thereby are (a) in the case of the Company, within its power and authority and have been duly authorized by all necessary proceedings under its organizational documents , and (b) did not and do not (i) in the case of the Company, violate or conflict with any provision of its organizational documents, (ii) violate or conflict with any law, rule or regulation of any governmental authority applicable to the Company or the Subsidiary Guarantor,, (iii) require the Company or the Subsidiary Guarantor to obtain any approval, consent or waiver of, or make any filing with, any governmental agency or body (other than approvals, consents or waivers already obtained or filings already made), (iv) require the consent or authorization of, or approval by, or notice to, any party to any material contract or agreement listed as an Exhibit to the Form 10-K to which the Company or the Subsidiary Guarantor is a party, except for such consents, authorizations, approvals or notices that (assuming the power and authority of the consenting entity and the authority and capacity of the person signing on its behalf) have been obtained or made, or (v) violate or conflict with any judgment, order or decree of which I have knowledge to which the

Company or the Subsidiary Guarantor is a party or by which any of their respective assets or properties are bound.
     3. The Credit Agreement has been duly executed and delivered by the Company; and the Credit Agreement constitutes the legal, valid and binding obligations of the Company and the Subsidiary Guarantor, enforceable against each of them in accordance with its terms.
     4. The Company is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
     This opinion is rendered to you for your benefit in connection with the transactions contemplated by the Credit Agreement and may not be relied upon by any other party without our prior written consent. Notwithstanding the foregoing, any person that becomes a Lender in accordance with the provisions of the Credit Agreement may rely on the opinions expressed herein as if this letter were addressed to such Lender on the date hereof.
Very truly yours,

SCHEDULE A
ASSUMPTIONS
     In rendering the legal opinion, I have made certain customary assumptions described below:
1. Each natural person executing the Credit Agreement and has sufficient legal capacity to enter into the Credit Agreement and perform the transactions contemplated thereby.
2. Each person other than the Company has all requisite power and authority and has taken all necessary corporate or other action to enter into the Credit Agreement, to the extent necessary to make the Credit Agreement enforceable against it.
3. Each person other than the Company and the Subsidiary Guarantor has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Credit Agreement against the Company and the Subsidiary Guarantor.
4. All documents examined by me in connection with rendering this opinion are accurate, complete and authentic, each original is authentic, each copy conforms to an authentic original and (other than signatures on behalf of the Company and the Subsidiary Guarantor) all signatures are genuine.
5. All official public records are accurate, complete and properly indexed and filed.
6. There has not been any mutual mistake of fact or misunderstanding, fraud, duress, or undue influence by or among any of the parties to the Credit Agreement.
7. The conduct of the parties to the Credit Agreement has complied in the past and will comply in the future with any requirement of good faith, fair dealing and conscionability.
8. Each person other than the Company and the Subsidiary Guarantor has acted in good faith and without notice of any defense against the enforcement of any rights created by, or adverse claim to any property or security interest transferred or created as part of, the transaction contemplated by the Credit Agreement.

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9. All parties, other than Company and the Subsidiary Guarantor, to or bound by the Credit Agreement will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Credit Agreement.

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EXHIBIT C-2
FORM OF OPINION OF COUNSEL TO THE SUBSIDIARY GUARANTOR
March 11, 2011
To each of the Lenders party to the
  Four Year Credit Agreement
  referred to below and Citibank, N.A.,
  as Administrative Agent

Re:	Four Year Credit Agreement referred to below
Ladies and Gentlemen:
This opinion is being delivered to you pursuant to Section 3.01(d) of the Four Year Credit Agreement, dated as of March __, 2011 (the “Credit Agreement”), between Stanley Black & Decker, Inc., a Connecticut corporation, The Black & Decker Corporation, a Maryland corporation (the “Subsidiary Guarantor”), and each of you. Capitalized terms that are used but not otherwise defined herein shall have the meanings set forth in the Credit Agreement.
We have acted as counsel to the Subsidiary Guarantor in connection with the execution and delivery of the Credit Agreement. In our capacity as counsel for the Subsidiary Guarantor, and for purposes of the opinions expressed herein, we have examined the following:
(a)	A counterpart of the Credit Agreement executed by the Subsidiary Guarantor on the date hereof;

(b)	The charter and the bylaws of the Subsidiary Guarantor as in effect on the date hereof (together, the “Governing Documents”);

(c)	The records of proceedings and actions of the board of directors of the Subsidiary Guarantor in respect of the execution, delivery and performance of the Credit Agreement and the transactions contemplated thereby;

(d)	A certificate of the State Department of Assessments and Taxation of the State of Maryland, dated March 11, 2011, to the effect that, among other things, the Subsidiary Guarantor is (i) duly incorporated under and by virtue of the laws of the State of Maryland and (ii) is duly authorized to exercise in the State of Maryland all the powers recited in its charter and to transact business in the State of Maryland; and

(e)	The other documents furnished on the date hereof by the Subsidiary Guarantor pursuant to Section 3.01(b) and (c) of the Credit Agreement.
For purposes of the opinions expressed herein, we have relied as to factual matters on certificates of officers and representatives of the Subsidiary Guarantor and have obtained such further assurances as we deemed necessary or appropriate. We also have relied on, and assumed the accuracy of, the representations and warranties made by the Subsidiary Guarantor in the Credit

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Agreement, including all exhibits thereto (except to the extent those representations and warranties involve legal conclusions).
In expressing the opinions set forth herein, we have assumed that (i) all documents submitted to us as originals are authentic, (ii) all documents submitted to us as copies conform with the originals of those documents, (iii) all signatures on all documents submitted to us for examination are genuine, (iv) each natural person executing any such document is legally competent to do so and (v) all public records reviewed by us or on our behalf are accurate and complete.
Based on the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:
1.	The Subsidiary Guarantor is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland.
2. The execution, delivery and performance by the Subsidiary Guarantor of the Credit Agreement and the consummation of the transactions contemplated thereby are within the corporate power of the Subsidiary Guarantor, have been duly authorized by all necessary proceedings under the Governing Documents and do not (i) violate or conflict with any provision of the Governing Documents, (ii) violate or conflict with any law, rule or regulation of any governmental authority of the State of Maryland applicable to the Subsidiary Guarantor, or (iii) require the Subsidiary Guarantor to obtain any approval or consent of, or make any filing with, any governmental agency or body of the State of Maryland.
3.	The Credit Agreement has been duly executed and delivered by the Subsidiary Guarantor.

4.	The choice of New York law to govern the Credit Agreement is a valid and effective choice of law under the laws of the State of Maryland, and, in a properly presented case, a Maryland court and a federal court sitting in the State of Maryland and applying Maryland choice of law principles would recognize and enforce the choice of New York law, to the extent the law of that state is chosen, to govern the Credit Agreement, which expressly states that, in whole or in part, New York law shall be the governing law. If a Maryland court or a federal court sitting in the State of Maryland and applying Maryland law were to hold that, notwithstanding the choice of law set forth therein, the Credit Agreement is to be governed by and construed in accordance with the laws of the State of Maryland, the Credit Agreement would constitute, under the laws of the State of Maryland, the legal, valid and binding obligation of the Subsidiary Guarantor enforceable against the Subsidiary Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally, and except that the remedy of specific performance and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding, whether at law or in equity, may be brought.
With respect to our opinion set forth in numbered paragraph 2 above as to violations of or conflicts with laws, rules or regulations and requirements of approvals or consents of or filings

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with governmental agencies or bodies, our opinion is limited to the laws, rules and regulations of the State of Maryland that, in our experience, would typically be applicable to Maryland corporations entering into credit transactions similar to that which is contemplated by the Credit Agreement. With respect to our opinion set forth in numbered paragraph 4 above as to the legal, valid and binding obligation of the Subsidiary Guarantor and the enforceability thereof, we are assuming that, in order to induce the Subsidiary Guarantor to enter into the Credit Agreement, Stanley Black & Decker, Inc. has provided fair and sufficient consideration to the Subsidiary Guarantor.
We express no opinion as to the laws of any jurisdiction other than the laws of the State of Maryland.
This letter and the opinions set forth herein are being furnished by us to you solely for your benefit in connection with the transactions contemplated by the Credit Agreement and may not be relied upon by any person or for any other purpose without our prior written consent. Notwithstanding the foregoing, any Person that becomes a Lender in accordance with the provisions of the Credit Agreement may rely on the opinions expressed herein as if this letter were addressed to such Lender on the date hereof. The opinions set forth herein are limited to the matters set forth in this letter and no other opinions should be inferred beyond the matters expressly stated.

Very truly yours, Miles & Stockbridge P.C.
By:
Principal

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EXHIBIT C-3
FORM OF OPINION OF SPECIAL NEW YORK COUNSEL TO
THE ADMINISTRATIVE AGENT
March 11, 2011
To the Initial Lenders party to the Credit
Agreement referred to below and to
Citibank, N.A., as Administrative Agent
Stanley Black & Decker, Inc.
Ladies and Gentlemen:
          We have acted as counsel to Citibank, N.A., as Administrative Agent (the “Agent”), in connection with the Four Year Credit Agreement, dated as of March 11, 2011 (the “Credit Agreement”), among Stanley Black & Decker, Inc., a Connecticut corporation (the “Company”), The Black & Decker Corporation, a Maryland corporation (the “Subsidiary Guarantor”), and each of you. Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as therein defined.
          In that connection, we have reviewed originals or copies of the following documents:
          (a) A copy of the Credit Agreement executed by each of the Company and the Subsidiary Guarantor and
          (b) The Notes executed by the Company and delivered on the date hereof.
The documents described in the foregoing clauses (a) and (b) are collectively referred to herein as the “Opinion Documents.”
          We have also reviewed originals or copies of such other agreements and documents as we have deemed necessary as a basis for the opinions expressed below.
          In our review of the Opinion Documents and other documents, we have assumed:
A.	The genuineness of all signatures.
B.	The authenticity of the originals of the documents submitted to us.
C.	The conformity to authentic originals of any documents submitted to us as copies.

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D.	As to matters of fact, the truthfulness of the representations made in the Credit Agreement and the other Opinion Documents.
E.	That each of the Opinion Documents is the legal, valid and binding obligation of each party thereto, other than the Loan Parties, enforceable against each such party in accordance with its terms.
F.	That:
     (i) Each Loan Party is an entity duly organized and validly existing under the laws of the jurisdiction of its organization.
     (ii) Each Loan Party has full power to execute, deliver and perform, and has duly executed and delivered, the Opinion Documents to which it is a party.
     (iii) The execution, delivery and performance by each Loan Party of the Opinion Documents to which it is a party have been duly authorized by all necessary action (corporate or otherwise) and do not:
     (1) contravene its certificate or articles of incorporation, by-laws or other organizational documents;
     (2) except with respect to Generally Applicable Law, violate any law, rule or regulation applicable to it; or
     (3) result in any conflict with or breach of any agreement or document binding on it of which any addressee hereof has knowledge, has received notice or has reason to know.
     (iv) Except with respect to Generally Applicable Law, no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or (to the extent the same is required under any agreement or document binding on it of which an addressee hereof has knowledge, has received notice or has reason to know) any other third party is required for the due execution, delivery or performance by any Loan Party of any Opinion Documents to which it is a party or, if any such authorization, approval, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect.
          We have not independently established the validity of the foregoing assumptions.
          “Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including the rules or regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Loan Parties, the Opinion Documents or the transactions governed by the Opinion Documents. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to any Loan Party, the Opinion Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Opinion Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

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          Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that each Opinion Document is the legal, valid and binding obligation of each Loan Party, enforceable against such Loan Party in accordance with its terms.
          Our opinion expressed above is subject to the following qualifications:
     (a) Our opinion is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers).
     (b) Our opinion is subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).
     (c) We express no opinion with respect to the enforceability of indemnification provisions, or of release or exculpation provisions, contained in the Opinion Documents to the extent that enforcement thereof is contrary to public policy regarding the indemnification against or release or exculpation of criminal violations, intentional harm or violations of securities laws.
     (d) We express no opinion with respect to the enforceability of any indemnity against loss in converting into a specified currency the proceeds or amount of a court judgment in another currency.
     (e) We express no opinion with respect to Section 8.13 of the Credit Agreement to the extent that such Section (i) implies that a federal court of the United States has subject matter jurisdiction or (ii) purports to grant any court exclusive jurisdiction.
     (f) Our opinion is limited to Generally Applicable Law.
          A copy of this opinion letter may be delivered by any of you to any person that becomes a Lender in accordance with the provisions of the Credit Agreement. Any such person may rely on the opinions expressed above as if this opinion letter were addressed and delivered to such person on the date hereof.
          This opinion letter is rendered to you in connection with the transactions contemplated by the Opinion Documents. This opinion letter may not be relied upon by you or any person entitled to rely on this opinion pursuant to the preceding paragraph for any other purpose without our prior written consent.
          This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinions expressed herein.
Very truly yours,
SLH

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EXHIBIT D
ASSIGNMENT AND ACCEPTANCE
          Reference is made to the Four Year Credit Agreement dated as of March 11, 2011 (as amended or modified from time to time, the “Credit Agreement”) among Stanley Black & Decker, Inc., a Connecticut corporation (the “Company”), The Black & Decker Corporation, the Lenders (as defined in the Credit Agreement) and Citibank, N.A., as Administrative Agent for the Lenders (the “Administrative Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.
          The “Assignor” and the “Assignee” referred to on Schedule I hereto agree as follows:
          1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement as of the date hereof equal to the percentage interest specified on Schedule 1 hereto of all outstanding rights and obligations under the Credit Agreement. After giving effect to such sale and assignment, the Assignee’s Commitment and the amount of the Advances owing to the Assignee will be as set forth on Schedule 1 hereto.
          2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company or the performance or observance by the Company of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iv) attaches the Note held by the Assignor and requests that the Administrative Agent exchange such Note for a new Note payable to the order of the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto or new Notes payable to the order of the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto and the Assignor in an amount equal to the Commitment retained by the Assignor under the Credit Agreement, respectively, as specified on Schedule 1 hereto.
          3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; (v) agrees, for the benefit of the Company, that it will be bound by the terms and provisions of the Credit

Agreement to the same extent as if it were an original party thereto; and (vi) attaches any U.S. Internal Revenue Service forms required under Section 8.09 of the Credit Agreement.
          4. Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date for this Assignment and Acceptance (the “Effective Date”) shall be the date of acceptance hereof by the Administrative Agent, unless otherwise specified on Schedule 1 hereto.
          5. Upon such acceptance and recording by the Administrative Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.
          6. Upon such acceptance and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement and the Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Notes for periods prior to the Effective Date directly between themselves.
          7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.
          8. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.
          IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

By
Name:
Title:

By
Name:
Title:

By
Name:
Title:

Schedule 1
to
Assignment and Acceptance

Percentage interest assigned:		__________	%

Assignee’s Commitment:	$	__________

Aggregate outstanding principal amount of Advances assigned:	$	__________

Principal amount of Note payable to Assignee:	$	__________

Principal amount of Note payable to Assignor:	$	__________

Effective Date[7]:	___________, 20__

[NAME OF ASSIGNOR], as Assignor
By
Name:
Title:

Dated: _______________, 20__ [NAME OF ASSIGNEE], as Assignee
By
Name:
Title:

Dated: _______________, 20__

[6]	This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to the Agent.

Domestic Lending Office:
[Address]
Eurocurrency Lending Office:
[Address]
Accepted this__________ day
of _______________, 20__

CITIBANK, N.A., as Administrative Agent
By
Name:
Title:

[Approved this __________ day
of _______________, 20__

STANLEY BLACK & DECKER, INC.
By
Name:
Title:

EXHIBIT E
PROMISSORY NOTE

[$][€][£]______	Dated: __________
          FOR VALUE RECEIVED, the undersigned, [STANLEY BLACK & DECKER, INC., a Connecticut corporation] [DESIGNATED BORROWER, a [________] corporation] (the “Borrower”), HEREBY PROMISES TO PAY to the order of [NAME OF LENDER] (the “Lender”) the principal sum of [$][€][£] or, if less, the aggregate principal amount of all Advances made by the Lender to the Borrower pursuant to the Credit Agreement referred to below outstanding on the Termination Date, and such amount shall be paid on or prior to the Termination Date as provided in the Credit Agreement referred to below.
          Capitalized terms used herein and not defined herein shall have the meanings provided in the Credit Agreement referred to below.
          The Borrower promises to pay interest on the principal amount of each Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement referred to below.
          Both principal of and interest on each Advance are payable in the Currency in which such Advance was denominated to Citibank, N.A., as Administrative Agent, at the Administrative Agent’s Account in the Principal Financial Center for such Currency for the account of the Lender, in same day funds. Each Advance made by the Lender to the Borrower and the maturity thereof, and all payments made on account of the principal amount thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is a part of this Promissory Note, which recordation shall be conclusive and binding absent manifest error but the failure to make such recording shall not have any effect on the Lender’s rights hereunder.
          This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Four Year Credit Agreement dated as of March 11, 2011 (as amended, modified or supplemented from time to time, the “Credit Agreement”), among [Stanley Black & Decker, Inc./the Borrower], The Black & Decker Corporation, certain Designated Borrowers (if any), the Lender and certain other lenders parties thereto, and Citibank, N.A., as Administrative Agent for the Lender and such other lenders. The Credit Agreement, among other things, (i) provides for the making of Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Advance being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

E-1

[STANLEY BLACK & DECKER, INC.] [DESIGNATED BORROWER]
By
Name:
Title:

By
Name:
Title:

E-2

EXHIBIT F
FORM OF DESIGNATION LETTER
[Date]
To Citibank, N.A.,
   as Administrative Agent
388 Greenwich Street
New York, NY 10013
Attention: [__________]
Ladies and Gentlemen:
          We make reference to the $1,200,000,000 Four Year Credit Agreement dated as of March 11, 2011 (the “Credit Agreement”) among Stanley Black & Decker, Inc. (the “Company”), The Black & Decker Corporation, certain Designated Borrowers (if any), the Lenders party thereto and Citibank, N.A., as Administrative Agent. Terms defined in the Credit Agreement are used herein as defined therein.
          The Company hereby designates [____________] (the “Designated Borrower”), a corporation duly incorporated under the laws of [_____________] and a Subsidiary, as a Company in accordance with Section 2.14 of the Credit Agreement.
          The Designated Borrower hereby accepts the above designation and hereby expressly and unconditionally accepts all of the obligations of a Borrower under the Credit Agreement, adheres to the Credit Agreement and agrees and confirms that, upon your execution and return to the Company of the enclosed copy of this letter, it shall be a Borrower for all purposes of the Credit Agreement, joins in each of the waivers, appointments and submissions in Article VIII thereof, and will perform and comply with the terms and provisions of the Credit Agreement applicable to it as if it had originally executed the Credit Agreement as a Borrower. The Designated Borrower hereby authorizes and empowers the Company to act as its representative and attorney-in-fact for the purposes of signing documents and giving and receiving notices (including notices of Borrowing under the Credit Agreement) and other communications in connection with the Credit Agreement and the transactions contemplated thereby and for the purposes of modifying or amending any provision of the Credit Agreement and further agrees that the Administrative Agent and each Lender may conclusively rely on the foregoing authorization.
          The Designated Borrower represents and warrants to the Administrative Agent and each Lender the following:
(a)	Corporate Existence. The Designated Borrower is an entity duly organized and validly existing under the laws of its jurisdiction of formation.

(b)	Corporate Authorization, Etc. The performance of its obligations under the Credit Agreement and the execution, delivery and performance by the Designated Borrower of this Designation Letter and any Note executed by the Designated Borrower are within the Designated Borrower’s corporate powers, have been duly authorized by all necessary corporate action and do not contravene (i) the Designated Borrower’s charter documents of (ii) any law or contractual restriction binding on or affecting the Designated Borrower.
(c)	No Approvals. No authorization, approval or action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Designated Borrower’s of this Designation Letter and any Note executed by the Designated Borrower or the performance of its obligations under the Credit Agreement.
(d)	Enforceability. Each of the Credit Agreement and this Designation Letter is and, upon issuance and delivery thereof in accordance with the Credit Agreement, each Note executed by the Designated Borrower will be the legal, valid and binding obligations of the Designated Borrower, enforceable against the Designated Borrower in accordance with their respective terms.
(e)	Investment Company. The Designated Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
(f)	No Defaults. The Designated Borrower is not in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound in any respect which could reasonably be expected to result in a Material Adverse Effect.
(g)	Use of Proceeds, Etc. All proceeds of each Advance made to the Designated Borrower will be used by it only in accordance with the provisions of Section 2.12 of the Credit Agreement. It is not, nor will be, engaged in the business of extending credit for the purpose of buying or carrying Margin Stock and no proceeds of any Advance will be used by it to extend credit to others for the purpose of buying or carrying any Margin Stock. Neither the making of any Advance to the Designated Borrower nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulations U or X issued by the Board of Governors of the Federal Reserve System.
     The Designated Borrower agrees that the address set forth below its name on its signature page hereto shall be its “Address for Notices” for all purposes of the Credit Agreement (including Section 8.13 thereof). The Designated Borrower acknowledges its receipt of the notice of each Lender, provided pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), set forth in Section 8.15 of the Credit Agreement.

          To the extent that the Designated Borrower or any of its Property has or hereafter may acquire, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to the Credit Agreement or any other Loan Document, any immunity from jurisdiction, legal proceedings, attachment (whether before or after judgment), execution, judgment or set-off, the Designated Borrower hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity.

STANLEY BLACK & DECKER, INC.
By
Name:
Title:

By
Name:
Title:

[NAME OF DESIGNATED BORROWER]
By
Name:
Title:

Address for Notices:
[_________________] [_________________] [_________________]

Attention: [____________] Telecopier: [____________] Telephone: [____________]

ACCEPTED AND AGREED: CITIBANK, N.A., as Administrative Agent
By
Name:
Title:

EXHIBIT G
FORM OF TERMINATION LETTER
[Date]
To Citibank, N.A.,
   as Administrative Agent
388 Greenwich Street
New York, NY 10013
Attention: [__________]
Ladies and Gentlemen:
          We make reference to the $1,200,000,000 Four Year Credit Agreement dated as of March 11, 2011 (the “Credit Agreement”) among Stanley Black & Decker, Inc. (the “Company”), The Black & Decker Corporation, certain Designated Borrowers (if any), the Lenders party thereto and Citibank, N.A., as Administrative Agent. Terms defined in the Credit Agreement are used herein as defined therein.
          The Company hereby terminates the status as a Designated Borrower of [_________________], a corporation incorporated under the laws of [_______________], in accordance with Section 2.14 of the Credit Agreement, effective as of the date of receipt of this notice by the Administrative Agent. The undersigned hereby represents and warrants that all principal and interest on any Advance of the above-referenced Designated Borrower and all other amounts payable by such Designated Borrower pursuant to the Credit Agreement have been paid in full on or prior to the date hereof. Notwithstanding the foregoing, this Termination Letter shall not affect any obligation which by the terms of the Credit Agreement survives termination thereof.

STANLEY BLACK & DECKER, INC.
By
Name:
Title:

By
Name:
Title:

G-1